As filed with the Securities and Exchange Commission on January 18, 2011

                                                     Registration No. 333-168930
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMMENDMENT #3 TO FORM S-1/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 VANTAGE HEALTH
             (Exact name of registrant as specified in its charter)

           Nevada                                  2834                              98-0659770
  (State or jurisdiction of            (Primary Standard Industrial                (IRS Employer
incorporation or organization)          Classification Code Number)            Identification Number)

      C/O Steven T Lowe Esq                       Business Filings Incorporated
            Suite 640                                   311 S Division St
   11400 West Olympic Boulevard                      Carson City NV, 89703
Los Angeles, California 90064-1567                     Tel: (949) 487-2436
          (310) 477-5811

                                 With a Copy to:

    Scott P. Doney, Attorney at Law 3273 E. Warm Springs Las Vegas, NV 89120
                            telephone (702) 312-6255
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

   From time to time after this Registration Statement is declared effective.
        (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer [ ]                        Accelerated Filer [ ]
Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a Smaller reporting company)

                        CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each                        Proposed         Proposed
  Class of                           Maximum           Maximum
 Securities                          Offering         Aggregate       Amount of
   to be           Amount to be     Price Per         Offering      Registration
 Registered         Registered       Share (1)         Price            Fee
--------------------------------------------------------------------------------
Common Stock      22,009,375(2)  $0.003 per share    $66,028.12        $4.71
================================================================================
1. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
2. Includes 7,859,375 shares of common stock issuable upon the exercise of warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

SUBJECT TO COMPLETION

                                   PROSPECTUS

                                 VANTAGE HEALTH
                                14,150,000 SHARES
                                  COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus for a period of up to two years from the effective date.

Our common stock is presently not traded on any market or securities exchange.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The selling shareholders named in this prospectus are offering up to 22,009,375 shares of common stock, which includes 7,859,375 shares issuable upon exercise of warrants to purchase shares of common stock through this prospectus. The 14,150,000 shares of common stock offered by the selling shareholders represent 19.1% of the total outstanding shares as of the date of this prospectus. We will not receive any proceeds from this offering.

                                    Underwriting
                    Offering       Discounts and           Proceeds to
                     Price          Commissions        Selling Shareholders
                     -----          -----------        --------------------
       Per Share     $ 0.003           None                  $ 0.003
         Total       $42,450           None                  $42,450

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.003 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board electronic quotation service. We intend to obtain quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize. In order to obtain quotation on the OTC Bulletin Board our company will be required to procure the sponsorship of a registered market maker. There is no guarantee that we will ever obtain the sponsorship of a market maker and as a result may be unable to quote our common stock on the OTC Bulletin Board. If our common stock becomes traded on the OTC Bulletin Board electronic quotation service, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                THE DATE OF THIS PROSPECTUS IS: JANUARY 18, 2011

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Summary                                                                       3
Risk Factors                                                                  8
Forward-Looking Statements                                                   14
Use of Proceeds                                                              15
Determination of Offering Price                                              15
Dilution                                                                     15
Selling Shareholders                                                         15
Plan of Distribution                                                         18
Description of Securities                                                    21
Interest of Named Experts and Counsel                                        23
Description of Business                                                      23
Market for Common Equity and Related Stockholder Matters                     48
Plan of Operation                                                            49
Changes in and Disagreements with Accountants                                57
Directors, Executive Officers, Promoters and Control Persons                 57
Executive Compensation                                                       59
Security Ownership of Certain Beneficial Owners and Management               60
Certain Relationships and Related Transactions                               61
Disclosure of Commission Position of Indemnification for Securities
 Act Liabilities                                                             61
Financial Statements                                                         62

                                     SUMMARY

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. We have suffered operating losses since our inception. As such we may have to cease operations and you could lose your investment.

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" "Vantage Health" or "Vantage " refers to Vantage Health All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. Prospective investors are urged to read the entire prospectus before making an investment decision to purchase our common shares.


We were incorporated in the State of Nevada on April 21, 2010 and have not begun operations. Vantage Health owns a 51% interest in Moxisign (PTY) Ltd. ("Moxisign"), a company incorporated in South Africa. Through our control of Moxisign we intend to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Antiretrovirals ("ARVs") in South Africa and potentially other African countries for the treatment of HIV/AIDS. Vantage Health is the parent company that owns 51% of Moxisign a South African registered company as only South African registered companies are entitled to bid at SA government tenders , this company also needs to be at least 30% owned by a Broad Based Black Economic Empowerment (BBBEE) equity in order to qualify for government tenders. Only the local (South African) entity which is tendering is required to have a 30% minimum BBBEE equity partner. There is no legislation in South Africa prohibiting the local entity from having an overseas entity as its majority shareholder. Nor is there legislation that would require the Moxisign BBBEE equity partner(s) to own equity of the overseas parent company as well as the local entity in order to participate in South African government tenders. As such, Moxisign remains fully qualified to participate in South African government tenders.

Because of the involvement of more than one entity in the BBBEEE consortium, their legal representative had to form a group entity. This entity has been properly incorporated and the 49% interest transferred (see Exhibit 10.6 and 10.7)


Currently both Vantage and Moxisign are preparing for the next government tender and sourcing the necessary technology partner and operational team to coordinate the project.

The project refers to all 3 phases: Phase 1 initial importation of fully formulated ARVs; Phase 2 is development of the formulation/packaging plant and Phase 3 is the commissioning of the API manufacturing plant to locally produce ARVs.

The necessary technology partner and operational team refers to the need for Moxisign to find a suitable technology partner that not only has the anti-retroviral technology and ability to manufacture the drugs, but also the ability and willingness to provide technological/ pharmaceutical expertise in another country. This requires a committed technology partner that has the ability to supply technological support, technical and pharmaceutical equipment and staffing, to coordinate this ARV project.

In order to construct our formulation and packaging plant, the only assistance required would be the industrial machinery for formulating medicines from the pharmaceutical raw materials acquired from our technology partner. The operational team required for the running of the manufacturing plant project, would require industrial pharmaceutical chemists and pharmacists. In the case of the formulation packaging facility, local pharmacists would be employed for quality control purposes, and the facility would be operated by Moxisign's director, Mr. Nick Tannenberger, an experienced line manager.


Moxisign (PTY) Ltd was formed on 3rd November 2009 in Cape Town South Africa. This company was formed to supply Antiretroviral drugs to the South African government, however, at this time, Moxisign is currently non-operational and shall likely remain non-operational until such time as it can begin supplying the South African government, and then only if it is successful in winning all or part of any South African government tender for the supply of such drugs. The 49% minority interest in Moxisign is currently held in the name Hestifor (Pty) Ltd., the entity representing the BBBEE partners, represented by Moxisign's Chairman, Dr K. O. P. Matseke. Under current South African government bidding rules, the company will not be in a position to submit a bid to the SA government unless it has distributed a minimum of 30% of its ownership equity to its designated BBBEE partners.


Vantage Health and Moxisign are both newly formed, have no operations, revenues, or manufacturing facilities and currently lack the expertise and resources to implement its business plan. Our initial plan is to submit bids to participate in a South African government process to acquire pharmaceuticals from third parties, sell the acquired pharmaceuticals in the government tender, and use the net proceeds, if any, from these sales to fund our future activities.

Moxisign initially intends to bid at the government tender and if successful build a relationship with a technology partner to start the process of building a manufacturing plant for ARV's in South Africa. The revenue generated from the initial supply contract of fully formulated ARV's will be utilized to partly fund the project. Initially we will be reliant on our technology partners support and expertise. By having n initial supply agreement with our technology partner will enable both parties to assess the feasibility of this project. If Moxisign is successful at the tender it should illustrate to our technology partner that this business model is viable as the market for our product will be the SA government.

It is intended that the operating profit, or cash flow, generated from the initial supply contract for fully formulated ARV`s would be utilized in funding the construction of an API manufacturing plant. It is likely that the funding required to complete this project will be greater than the cash flow generated; thus further funding may be required for this project to be successfully completed. In view of our limited resources, payment to the suppliers of the fully formulated ARV`s may have to be negotiated to coincide with payment from the government for the tender contract. Alternatively, Moxisign could arrange a Letter of Credit from a recognized local bank to provide to the suppliers. In this respect, Moxisign may be favorably considered for a Letter of Credit from a recognized local banking institution, given the fact that we would have a signed government contract already in hand. At this time we have no such letter or contract in place.

At our year end, June 30, 2010 we had assets of $144,383 made up completely of cash, and a net loss of $6,627. Our current monthly burn rate is approximately $1,500 and is expected to increase significantly once operations begin.

We were incorporated on April 21, 2010 under the laws of the state of Nevada. Our principal offices are located at Suite 640, 11400 West Olympic Boulevard, Los Angeles, California 90064-1567. Our telephone number is (310) 477-5811.

THE OFFERING

Securities Being Offered       Up to 22,009,375 shares of common stock,
                               including 7,859,375 shares of common stock issuable upon the exercise of warrants.

Offering Price                 The selling shareholders will sell our shares at
                               a fixed price of $0.003 per share unless and until our shares are quoted on the OTC Bulletin
                               Board.

                               There is no public market for our common stock. We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares in our stock.

                               We intend to apply to the OTC Bulletin Board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Terms of the Offering          The selling shareholders will determine when and
                               how they will sell the common stock offered in this prospectus.

Termination of the Offering    The offering will conclude when all of the
                               22,009,375 shares of common stock have been sold, the shares no longer need to be registered to be sold due to the operation of Rule 144 or we decide at any time to terminate the registration of the shares at our sole discretion but in no event later than two years from the effective date of this registration statement. ( Date of expiration will be provided for this continuous offering once known)

Securities Issued and
 to be Issued                  74,150,000 shares of our common stock are issued
                               and outstanding as of the date of this
                               prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds                We will not receive any proceeds from the sale of
                               the common stock by the selling shareholders.

Registration Rights            We have not granted registration rights to the
                               selling shareholders or to any other persons.

                               We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the Commission subsequent to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

                               We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

SUMMARY FINANCIAL INFORMATION

* Moxisign's accounting records and are not maintained in accordance with US GAAP; but are maintained in accordance with IFRS (International Financial Reporting Standards).

* Moxisign's financial statements are currently prepared by Friedberg Miller Gruft Incorporated - Chartered Accountants (South Africa), of Mezzanine Floor, The Wale Street Chambers, 38 Wale Street, Cape Town, South Africa. The firm is currently employed on an ad-hoc basis; and carries out its services in accordance with the terms of an engagement letter. The accounting records are maintained and the financial statements are personally prepared by, a director of that firm. The responsible director is a Chartered Accountant of twenty eight years standing and is registered as a Chartered Accountant (South Africa) with The South African Institute of Chartered Accountants; and is registered as a Registered Auditor with The Independent Regulatory Body for Auditors. Both of these Bodies have material CPD (Continuing Professional Development) requirements that have to be complied with on an annual basis. Due however to the geographical location of the firm and the nature of its clients, the firm and the director's education and knowledge of US GAAP is minimal; and the director's experience in preparing financial statements in compliance with US GAAP is minimal.

* Moxisign's financial statements and financial results will be converted from IFRS to US GAAP by the accountants / auditor of Vantage Health, Moxisign's holding company. To this end, Vantage Health's accountants / auditor will have available to them the detailed accounting records and audit working papers prepared by Moxisign's South African accountants / auditor.

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

                                            As of September 30, 2010 (unaudited)
                                            ------------------------------------
BALANCE SHEET
Total Assets                                            $  50,854
Total Liabilities                                       $ 158,171
Stockholders Equity                                     $(107,317)

                                                Period from April 21, 2010
                                                  (date of inception) to
                                               September 30, 2010 (unaudited)
                                               ------------------------------
INCOME STATEMENT
Revenue                                                 $      --
Total Expenses                                          $ 106,470
Net Loss                                                $(106,470)

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE ARE AT RISK OF THE DEPARTMENT OF HEALTH NOT AWARDING MOXISIGN WITH A MATERIAL PORTION OF THE 2010 TENDER

In order to complete our proposed business plan Moxisign must be awarded a material portion of the 2010 tender from the DOH. . The minimum amount of the tender that must be awarded to Moxisign is 10% of the tender There is no guarantee Moxisign will be awarded a material portion of the 2010 tender and as a result the business could fail.Completion of this business case is based on the fact that by achieving this degree of success at the tender we would be able to entice the technology partner to future investment and development of a manufacturing plant in SA

WE ARE AT RISK OF THE DEPARTMENT OF HEALTH NOT AWARDING SUPPLY AGREEMENT PAST THE 2012 PERIOD.

If the Company is awarded a material portion of the next 2010 tender, the Company will have to bid once again to receive tender for an extended period of time in 2012. There is no guarantee Moxisign will be awarded a material portion tender renewal and as a result the business could fail. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. Accordingly, these competitors may have already begun to establish an expertise with the tender process in South Africa. Our inability to compete with other bidders in the tender process will have an adverse effect on our business, financial condition and results of operations. Moxisign is dependent on being awarded a minimum of 10 % of the tender. This may equate to a dollar value of approximatly$54 million. This dollar value is the figure we estimate to be approximately 10 % of the tender based on the total value of previous Department of Health ARV tender from 2008. It is envisaged that Moxisign may structure its bid to generate cash flow margins of 20%. If so, then 20% of $54 million (approximately $11 million), would equate to approximately ZAR77 million, and this amount would be sufficient to begin construction or purchase of a formulation/packaging plant, or begin the process of building a manufacturing facility.

IF WE ARE UNABLE TO ARRANGE A TECHNOLOGY PARTNERSHIP WITH API MANUFACTURING CAPABILITIES OUR BUSINESS WILL FAIL.

In order to complete our proposed business plan we require a technology partnership with a foreign API manufacturer. The main suppliers Moxisign intends on working with are located in China and India. A technology partnership is needed in order to obtain the pre-manufactured API products. If Moxisign is unable to arrange a technology partnership our business will fail.

BECAUSE OUR OFFICERS AND DIRECTORS HAVE NO EXPERIENCE BUILDING AND OPERATING A PHARMACEUTICAL FACILITY WE WILL NEED TO PROCURE ADDITIONAL EXPERTISE OR OUR BUSINESS WILL FAIL.

Current officers and directors of Vantage Health do not have the expertise to build and operate a pharmaceutical facility. In order to complete our proposed business plan we must source and procure additional staff with expertise in building and operating a pharmaceutical facility. If we are unable to source and hire the required expertise our business will fail.

WE REQUIRE SIGNIFICANT ADDITIONAL FUNDS IN ORDER TO COMPLETE OUR PROPOSED BUSINESS PLAN. IF WE ARE UNABLE TO RAISE THESE FUNDS OUR BUISINESS WILL FAIL.

The Company will have capital requirements of $20,000,000 in order to make 350 tonnes of ARV APIs (Active Pharmaceutical Ingredients) per annum. This capital will be utilized for operating capital of $5,000,000 including the purchase of formulated ARV's for the initial supply agreement and $15,000,000 for the construction of the manufacturing plant for ARV's. The 350 tonnes per annum is only an assumption at this point and could change based on the size of the tender awarded to Moxisign, if any at all. We plan to obtain capital in three ways:

     1- Through retained earnings from the first two years of operations from the supply contract with a technology partner
     2-   Current share holders exercising warrants
     3-   Selling additional common shares.

Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any material reason to believe our share price will reach a level where warrant holders will be willing to exercise warrants. There is no assurance that we will be successful in completing any equity financing. If we are unable to obtain financing our business will fail.

WE ARE AT RISK OF ADDITIONAL COMPETITION FROM FOREIGN CONTROLLED ENTITIES THAT MAY CONSTRUCT DOMESTIC PRODUCTION FACILITIES.

It is possible that foreign pharmaceutical manufacturers or suppliers may construct, or are in the process of constructing manufacturing facilities in South Africa, in order to supply the South African government, and participate in South African government tenders. As such, substantial competitive risk exists that may leave Moxisign unable to participate competitively in future government tenders.

THE COMPANY IS AT RISK OF POSSIBLE CHANGES OF THE ARV OF CHOICE TO DIFFERENT
FDC.

A possible change of the ARV of choice to a different FDC would affect the business s operation plans. Depending upon the phase of the business that Moxisign had reached, and dependent upon any alteration in the Department of Health tender, it is possible that we may have to alter our importation or manufacturing processes to cater for this change.

BECAUSE OUR OFFICERS AND DIRECTORS HAVE OTHER BUSINESS INTERESTS, THEY MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL.

Our officers and directors will only be devoting limited time to our operations. Dr. Ramakrishnan intends to devote 50% of her business time to our affairs while Mr. Lowe intends to devote less than 10% of his business time to our affairs. Because our senior officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to them. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations. It is possible that the demands on Lisa Ramakrishnan and Steven Lowe from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. In addition, Dr. Ramakrishnan and Mr. Lowe may not possess sufficient time for our business if the demands of managing our business increase substantially beyond current levels.

BECAUSE A DIRECTOR OWNS 80.92% OF OUR ISSUED AND OUTSTANDING COMMON STOCK, THEY CAN MAKE AND CONTROL CORPORATE DECISIONS THAT MAY BE DISADVANTAGEOUS TO MINORITY SHAREHOLDERS.

Our director, Lisa Ramakrishnan, owns approximately 80.92% of the outstanding shares of our common stock. Accordingly, she will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. She will also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

BECAUSE OUR CONTINUATION AS A GOING CONCERN IS IN DOUBT, WE WILL BE FORCED TO CEASE BUSINESS OPERATIONS UNLESS WE CAN GENERATE PROFITABLE OPERATIONS IN THE FUTURE.

We will be incurring losses until we build a break-even level of revenue. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We will require additional funds in order to provide proper service to our potential clients. At this time, we cannot assure investors that we will be able to obtain financing. If we cannot raise financing to meet our obligations, we will be insolvent and will be forced to cease our business operations.

THE AMOUNT OF SHARES TO BE SOLD THROUGH THIS OFFERING MAY MAKE IT UNLIKELY THAT WE WILL BE ABLE TO MAKE A SUCCESSFUL OFFERING OF OUR SECURITIES IN THE NEAR FUTURE.

Our selling shareholders are offering a significant percentage (19.08%) of our outstanding shares through this registration statement. As such, it is unlikely that we will be able to make a successful offering of our securities to raise capital in the near future.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We plan to apply for listing of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

OUR SHARES OF COMMON STOCK ARE SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES WILL BE LIMITED, WHICH WILL MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

OUR ABILITY TO RAISE CAPITAL IN THE FUTURE MAY BE LIMITED, AND OUR FAILURE TO RAISE CAPITAL WHEN NEEDED COULD PREVENT US FROM EXECUTING OUR BUSINESS PLAN.

The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on many factors, including:

     *    market acceptance of our products;
     *    the need to adapt to changing government regulations;
     *    the existence of opportunities for expansion; and
     * access to and availability of sufficient management, technical, marketing and financial personnel.

Our current capital resources are not sufficient to satisfy our liquidity needs. We must therefore seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing. We may not be able to obtain additional financing, if required, in amounts or on terms acceptable to us, or at all.

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors' shares.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

We have never paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock

WE HAVE NO EXPERIENCE AS A PUBLIC COMPANY.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

As a public company we will incur additional costs including but not limited to the following: Audit, Legal, Prospectus printing and drafting, SEC fees, Market Maker, Transfer Agent, and EDGAR filing fees. These costs are expected to run between $12,000 and $40,000 per year.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

Due to the specified nature of our business, having certain key personnel is essential to survival of our business. We rely heavily on Dr. Ramakrishnan to execute our business plan. Consequently, the loss of Dr. Ramakrishnan may have a substantial effect on our future success or failure. We do not have and generally do not intend to acquire keyman life insurance on any of our executives. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

WE DO NOT HAVE PRODUCT LIABILITY INSURANCE AND WE COULD BE EXPOSED TO SUBSTANTIAL LIABILITY.

 We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Adverse side effects, marketing or manufacturing problems pertaining to any of our products could result in:

     *    decreased demand for our products;
     *    adverse publicity resulting in injury to our reputation;
     *    product liability claims and significant litigation costs;
     *    substantial monetary awards to or costly settlements with consumers;
     *    product recalls;
     *    loss of revenues; or
     *    the inability to commercialize future products.

To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future. We do not carry product liability insurance. The lack of product liability insurance exposes us to risks associated with potential product liability claims, which can be significant.

THE EXISTENCE OF GOVERNMENT REGULATION IN SOUTH AFRICA PRESENTS HURDLES TO EXECUTING OUR BUSINESS PLAN.

Our operations are subject to various laws and regulations in South Africa. These laws and regulations govern the research, development, sale and marketing of pharmaceuticals, taxes, labor standards, occupational health and safety, toxic substances, chemical products and materials, waste management and other matters relating to the pharmaceutical industry. We may require permits, registrations or other authorizations to maintain our operations and to carry out our future research and development activities, and these permits, registrations or authorizations will be subject to revocation, modification and renewal.

Existing regulatory requirements for Moxisign are that Moxisign needs to become registered as a pharmaceutical producer with the MCC of South Africa. Our company has commenced this registration process and the process of applying with the Inspectorate of the MCC for registration. Once Moxisign is registered with the MCC it will be then have to apply for registration with the Department of Health in order to be eligible to bid for government tenders as a pharmaceutical supplier. It also will need to be registered with the Pharmacy Council of South Africa.

Once Moxisign is registered with the MCC, DOH and the Pharmancy Council it will need to get its ARV samples tested and then registered with the MCC. This drug registration will involve submitting the necessary pharmaceutical dossiers and common technical documents to the MCC. Since these ARVs are generics, the registration process is fairly routine as there is no need for new clinical data or clinical studies, although biostudies (bio-equivalence and bio-availiability assays are required). Then with these bio-studies, the ARVs once they have also completed stability testing will need to be submitted for registration with the MCC. This can be fast-tracked by the application to the Minister of Health as ARV's are deemed vital for the HIV/AIDS health crisis. This process could take 4-6 months.

Once the medicines are registered with the MCC, then the ARVs may be utilized for supplying a tender. In order for Moxisign to later commence production of ARVs would also entail a further registration requirement from the MCC as a pharmaceutical manufacturer and warehousing license. This would require a Quality Control pharmacist, a Production pharmacist and a Regulatory pharmacist to be employed by Moxisign.

These and other government obstacles along with our limited resources may make it difficult to penetrate the market in South Africa for our products. If we are unable to successfully maneuver the South African government regulatory processes, we may have to endure delays in the tender process, which could adversely affect our ability to continue as a going concern.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

The selling shareholders will sell our shares at a fixed price of $0.003 per share unless and until our shares are quoted on the OTC Bulletin Board. We determined this offering price arbitrarily by using the last sale price of our common stock to investors. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board through a market maker for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders, unless the existing warrants are exercised.

                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering up to 22,009,375 shares of common stock, which includes 7,859,375 shares issuable upon exercise of warrants to purchase shares of common stock through this prospectus..These shares were acquired from us in private placements that were exempt from registration provided under Regulation S and Regulation D of the Securities Act of 1933. Some shares were acquired outside of the United States by non-U.S. persons. The shares include the following:

     1. 14,150,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S and Regulation D of the Securities Act of 1933 that was completed on June 30, 2010;
     2. 7,859,375 shares of our common stock underlying warrants with a strike price of $3,00 per share that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S and Regulation D of the Securities Act of 1933 that was completed on June 30, 2010

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

     1.   the number of shares owned by each prior to this offering;
     2.   the total number of shares that are to be offered for each;
     3. the total number of shares that will be owned by each upon completion of the offering; and
     4.   the percentage owned by each upon completion of the offering.

                                                     Total Number Of
                                                       Shares To Be          Total Shares       Percentage of
                                                        Offered For          to Be Owned         Shares owned
                                   Shares Owned          Selling            Upon Completion     Upon Completion
     Name Of                      Prior To This        Shareholders            Of This             of This
Selling Shareholder                  Offering            Account              Offering           Offering (2)
-------------------                  --------            -------              --------           ------------
Athena Capital Ltd. (1)                3,712,500             3,712,500           NIL                  NIL
Robin Phillips                         2,250,000 (3)         2,250,000 (3)       NIL                  NIL
Berkshire Int'l Finance (1)            7,875,000 (4)         7,875,000 (4)       NIL                  NIL
Fillmore East Food & Bev (1)           3,625,000 (5)         3,625,000 (5)       NIL                  NIL
Julius R. Luthy                          100,000               100,000           NIL                  NIL
Julius Luthy                             100,000               100,000           NIL                  NIL
Thomas Mani                              100,000               100,000           NIL                  NIL
Donald N Schnyder                        100,000               100,000           NIL                  NIL
Heinz D. Zimmer                          100,000               100,000           NIL                  NIL
Thor Enterprise International             50,000                50,000           NIL                  NIL
Mark Murphy                               50,000                50,000           NIL                  NIL
Carmela Smedsrud                          50,000                50,000           NIL                  NIL
Kelly Paolini                             50,000                50,000           NIL                  NIL
Shelby Aldous                             50,000                50,000           NIL                  NIL
Erin Murphy                               50,000                50,000           NIL                  NIL
Torey Gault                               50,000                50,000           NIL                  NIL
Claudia DiNatale                          50,000                50,000           NIL                  NIL
Maria DiNatale                            50,000                50,000           NIL                  NIL
Dennis Mendoza                            50,000                50,000           NIL                  NIL
Vannarith Mak                             50,000                50,000           NIL                  NIL
James Walls                               50,000                50,000           NIL                  NIL
Andre Mailloux                           100,000               100,000           NIL                  NIL
HealthInvest Partners LLC (1)          1,125,000 (6)         1,125,000 (6)       NIL                  NIL
Indus Consulting Inc. (1)              1,771,875 (7)        1,1771,875 (7)       NIL                  NIL
Orly G. Leif                              50,000                50,000           NIL                  NIL
Randy Leif                                50,000                50,000           NIL                  NIL
Anna Castoro                              50,000                50,000           NIL                  NIL

Michael Castoro                           50,000                50,000           NIL                  NIL
Steven Figliolini                         50,000                50,000           NIL                  NIL
Gold Coast Environmental (1)             100,000               100,000           NIL                  NIL
Catherine A. Huard                       100,000               100,000           NIL                  NIL

----------
(1) Voting or Investment Control for the above corps are in the names of the following individuals:
         Athena Capital Ltd.:                         Jonathan Rosen
         Berkshire International Finance, Inc.:       John Figliolini
         Fillmore East Food & Beverage, Inc.:         Claudia DiNatale
         Thor Enterprise International, Inc.:         Demitry Kambolin
         HealthInvest Partners LLC.:                  Mustafa Khan
         Indus Consulting Inc.:                       Mehtab Sultana
         Gold Coast Environmental Solutions, Inc.:    Catherine Huard
(2) The percentages are based on 74,150,000 shares of common stock issued and outstanding on the date of this prospectus. In determining the percent of common stock beneficially owned by a selling security holder on the date hereof, (a) the numerator is the number of common stock beneficially owned by such selling security holder (including shares that he has the right to acquire within 60 days of the date hereof), and (b) the denominator is the sum of (i) the 74,150,000 shares outstanding on the date hereof, and (ii) the number of shares of common stock which such selling the stockholder has the right to acquire within 60 days of the date hereof.
(3)  Includes warrants to purchase 1,250,000 shares of our common stock.
(4)  Includes warrants to purchase 4,375,000 shares of our common stock.
(5)  Includes warrants to purchase 625,000 shares of our common stock.
(6)  Includes warrants to purchase 625,000 shares of our common stock.
(7)  Includes warrants to purchase 984,375 shares of our common stock.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

     - has had a material relationship with us other than as a shareholder at any time within the past three years; or
     - has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
     -    are broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions. There are no arrangements, agreements or understandings with respect to the sale of these securities.

The selling shareholders will sell our shares at a fixed price of $0.003 unless and until our shares are quoted on the OTC Bulletin Board. We determined this offering price arbitrarily by using the last sale price of our common stock to investors. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

If applicable, the selling shareholders may distribute shares to one or more of their nominees who are unaffiliated with us. Such nominees may, in turn, distribute such shares as described above. If these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then we must first file a prospectus supplement naming these individuals as selling shareholders and providing the information required concerning the identity of each selling shareholder and he or her relationship to us There is no agreement or understanding between the selling shareholders and any nominees with respect to the distribution of the shares being registered for resale pursuant to this registration statement.

For the purpose of this registration statement nominee will be defined as: (a) a person or entity who is requested or named to act for another, such as an agent or trustee, or (b) a potential successor to another's rights under a contract.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The owners of the shares to be sold by means of this prospectus are referred to as the "selling" shareholders". The selling shareholders acquired their shares from us in private negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.

     * A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     * Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     * Ordinary brokerage transactions and transactions in which the broker solicits purchasers
     * Face to face transactions between sellers and purchasers without a broker/dealer.

We are deemed to be a shell company in accordance with the Securities Act of 1933. Because we are a shell company our shares of common stock may not be resold under Rule 144 of the Securities Act of 1933. Our shares may only be resold through a registration statement declared effective by the SEC or by meeting the conditions of Rule 144(i). Therefore it is possible that you may not be able to sell your shares into the market place.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we, nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be "underwriters" within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods". We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholderhas, or had, any material relationship with our officers or directors. No selling shareholder is affiliated with a broker/dealer.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;
     2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which contains:

     - a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     - a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;
     - a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
     -    a toll-free telephone number for inquiries on disciplinary actions;
     - a definition of significant terms in the disclosure document or in the conduct of trading penny stocks; and
     - such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

     -    bid and offer quotations for the penny stock;
     - the compensation of the broker-dealer and its salesperson in the transaction;
     - the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     - monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

                            DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share.

COMMON STOCK

As of June 30, 2010, there were 74,150,000 shares of our common stock issued and outstanding that are held by 32 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

PREFERRED STOCK

We have authorized $10M of "preferred stock. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

     1. The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;
     2. The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;
     3. Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
     4. Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;
     5. Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     6. Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;
     8.   Any other relative rights, preferences and limitations of that series

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SHARE PURCHASE WARRANTS

We have issued warrants to purchase up to 7,859,375 shares of common stock at $3.00 per share, currently exercisable for three years.

OPTIONS

We have not issued and do not have any outstanding options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Scott P. Doney, Attorney at Law 3273 E. Warm Springs Las Vegas, NV 89120 has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by Silberstein Ungar, PLLC. To the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on April 21, 2010 and have not begun operations. Vantage Health owns a 51% interest in Moxisign (PTY) Ltd. ("Moxisign"), a company incorporated in South Africa. Through our control of Moxisign we intend to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Antiretrovirals ("ARVs") in South Africa and potentially other African countries. The company intends to build an Antiretroviral Active Pharmaceutical Ingredient (API) manufacturing plant in South Africa in order to supply the growing demand in the fight against HIV/AIDS.

Dr Lisa Ramakrishnan was invited by the Department of Trade and Industry to attend a Department of Trade and Industry seminar on doing `Business with India'. At this seminar she discussed the possibility of pharmaceutical partnerships with Indian Pharmaceutical companies in respect of manufacturing anti-retroviral drugs in SA, rather than solely importing these ARV's into SA. It was at this seminar that it became clear that building a pharmaceutical manufacturing plant was in line with SA government industrial policy and planning. The development of the pharmaceutical industry was also noted to be a priority sector for the SA government, and as a result, funding and grants from government may be available for this project.


Once Dr Ramakrsihnan was advised by the Department of Trade and Industry of the chronic shortage and supply of ARV's in SA, she made the decision to pursue her objective to address this ARV shortage in South Africa, she knew funds would be required to build a manufactuing facility, as this was one of the main reasons why no pharmaceutical existed in Africa. She also knew that funding for such a venture might be difficult in the current South African business climate, so decided to base the venture from the USA, where capital is generally more accessible. However, and as described below, in the She also understood the requirement to involve Broad Based Black Economic empowerment local partners. As such, she formed a South African operating company (Moxisign Pty Ltd) and has since issued 49% of its share capital to these local BBBEE partners under the entity Hestifor (Pty) Ltd. Moxisign (PTY) Ltd was incorporated on November 03, 2009.Vantage Health was incorporated on April 21, 2010. On June 14, 2010, Vantage Health paid Moxisign ZAR25,500, (or $3,642.86 at the then exchange rate of ZAR7 = $1), for 510 ordinary shares of Moxisign (PTY) Ltd., which shares amounted to 51% of the total issued and outstanding 1000 shares of Moxisign
(PTY) Ltd. The price per share paid by Vantage Health is equal to the par value of ZAR1 per share, plus a ZAR49 per share premium. Moxisign was incorporated locally, Dr Ramakrishnan formed Vantage Health in Nevada to own the remaining 51% of Moxisign, As of this date, Vantage Health owns 51% of Moxisign and Hestifor (Pty) Ltd., the entity representing the BBBEE holds the remaining 49% interest.


The purpose of forming Vantage Health in the US is to be able to access US markets with a view to raising capital to cover the costs of building an ARV manufacturing facility. In the event Vantage Health is successful in raising capital, it is the intention of Vantage Health management to direct these funds to its 51% owned South African subsidiary to meet the targets stated in its Business Case, i.e., to build an API manufacturing facility in South Africa. In the event it is successful in building such a manufacturing plant, the financial profits would accrue to the account of Moxisign (PTY) Ltd. Because Vantage Health owns 51% of Moxisign, 49% of Moxisign's net profits (as defined by GAAP) would be attributable to the Moxisign shareholders, leaving 51% of Moxisign's net profit attributable to Vantage Health shareholders. Financial benefits would accrue to both the local company (49%) and Vantage Health shareholders in the USA (51%). The acquisition is considered as one involving "parties under common control" for the reasons described above, and by virtue of the fact that once the capitalization of Moxisign is completed, Vantage Health will own a 51 % majority share of Moxisign and since Dr Ramakrishnan has majority ownership of Vantage Health, will therefore leave Dr Ramakrishnan in majority control of both entities. Because Dr Ramakrishnan formed Moxisign Pty Ltd and Vantage Health with her own funds and that both companies were brand new formations, the only documentation (other than the issuance of shares also reflected in the audited financial statements of both companies) are board minutes reflecting the formal agreement of both companys' boards of directors.

Other than both companies Memoranda and Articles of Association, there exist no shareholder agreements or any other instruments that would materially alter the shareholdings as detailed in both companies audits. No shares have been liened, hypothecated, or in any way pledged. No bonds, convertible or otherwise, debentures or any debt instruments have been issued by either company. Other than the warrant units sold by Vantage Health, no other warrants or options exist. Therefore, the only "controlling instruments" are the issued shares from Moxisign to Vantage Health and the shares issued to Dr Ramakrishnan from Vantage Health. In summation, Dr Ramakrishnan holds a personal controlling interest in Moxisign Pty Ltd through her controlling interest in Vantage Health and has no plans to relinquish control of either company at this time. In addition, one of the requirements of being permitted to bid at a South Africa government tenders is that the company must have at least 30% BBBEE component according to the government regulations.

Vantage Health is under no obligation to provide management, assistance or financing to Moxisign. No material agreements, loans or contracts exist between the two entities apart from the sale of 51% of the shareholding of Moxisign to Vantage Health. We propose to pay for the construction of the proposed API manufacturing plant (phase 3) via the proceeds from a successful capital raise in the US by Vantage Health, or by utilizing the potential cash flow generated from any initial supply contract of fully formulated ARV`s (Phase 1) and revenue generated from the formulation / packaging plant (Phase 2) or a combination of both. We estimate the cost of the proposed manufacturing plant to be approximately $ 15 million (Phase 3). The funding for the formulation/packaging plant (Phase 2) would also be generated from the initial supply contract (Phase
1) .

In this regard we estimate that a minimum percentage of the tender that we must be awarded is around 10% equating to a dollar value of $54 million which would generate an anticipated $11 million dollar of cash flow to Moxisign. The estimated cost associated with the formulation/packaging plant is in the order of $5 million using figures obtained from similar projects overseas. Initially we had worked under the assumption that we may receive 20% of the tender but on review have revised this figure to 10% as it is more conservative although there is no guarantee that we will be awarded any part of the tender. In order to achieve the proposed business operations the company must submit a bid proposal to the South African government and be awarded a percentage of the government supply contract. There is no guarantee the company will be awarded a sufficient percentage of the supply contract to support profitable operations and if they are unsuccessful in the bidding process the business could fail.

At this time no major API manufacturing plants exist in South Africa. In fact there is only one small API plant in existence in Cape Town which doesn't manufacture any Antiretroviral APIs. The South African government has identified the pharmaceutical manufacturing industry as a growth sector in South Africa's future planning, by its inclusion in the 2010/11 to 2013 Industrial Policy Action Plan II ("IPAP II") from the South African Department of Trade and Industry. This industrial policy has highlighted the pharmaceutical sector as priority area .

Moxisign's vision is to provide affordable ARVs to allow the South African government to manage the crippling impact of HIV/ AIDS. By doing this, Moxisign hopes to achieve its twin objectives of enabling those individuals with HIV to lead normal extended lives, as treatment continues for the lifetime of the patient, and secondly, establishing a successful and profitable South African company within the pharmaceutical sector.

Moxisign originated when a group of well qualified and driven individuals with proven expertise and successful track records in the medical and healthcare industry decided to put together a company that would tackle the African HIV/AIDS crisis. In addition, Moxisign's Board members have an established pedigree with governmental hierarchy in South Africa. The combination of these skills, coupled with the drive to make a positive difference makes for a company with a formidable vision.

Moxisign currently does not have the manufacturing or processing facilities, raw materials, technical capability or expertise to fulfill the requirements for antir-retroviral ARV or API production. There is no tender for anti-retroviral API manufacture, there is only a tender for the supply of formulated antiretroviral medicines(ARV's). Moxisigns' intention is to commence building a manufacturing plant to produce ARVs from the API in the second phase of the business case. This facility would be jointly owned in the joint venture ,Moxisign would aim to have the controlling share We may eventually develop the ability to produce APIs from fine chemicals. This phase of the business case will need the assistance of a technology partner especially with regard to our eventual plan to backward integrate from the production of ARV"s to the production of API. Our technology partner as will be stipulated in our JV agreement , will need to give assurance to provide all the technological support and skills transfer until we are in a position to run the plant independently.

GOVERNMENT REGULATORY REQUIREMENTS

Existing regulatory requirements for Moxisign are that Moxisign needs to become registered as a pharmaceutical producer with the MCC of South Africa. Our company has commenced this registration process and the process of applying with the Inspectorate of the MCC for registration. Once Moxisign is registered with the MCC it will be then have to apply for registration with the Department of Health in order to be eligible to bid for government tenders as a pharmaceutical supplier. It also will need to be registered with the Pharmacy Council of South Africa.

Once Moxisign is registered with the MCC, DOH and the Pharmacy Council it will need to get its ARV samples tested and then registered with the MCC. This drug registration will involve submitting the necessary pharmaceutical dossiers and common technical documents to the MCC. Since these ARVs are generics, the registration process is fairly routine as there is no need for new clinical data or clinical studies. Although biostudies (bio-equivalence and bio-availability assays are required). Then with these bio-studies, the ARVs once they have also completed stability testing will need to be submitted for registration with the MCC. This can be fast-tracked by the application to the Minister of Health as ARV's are deemed vital for the HIV/AIDS health crisis. This process could take 4-6 months.

Once the medicines are registered with the MCC, then the ARVs may be utilized for supplying a tender. In order for Moxisign to later commence production of ARVs would also entail a further registration requirement from the MCC as a pharmaceutical manufacturer and warehousing license. This would require a Quality Control pharmacist, a Production pharmacist and a Regulatory pharmacist to be employed by Moxisign.

Moxisign has fulfilled the other government requirement of BBBEE component in order to qualify for application to government tenders.

Moxisign's board consist of
Chairperson; Dr Peter Matseke
Directors: Mr Salim Essa, Mr Prabir Badal, Dr Lisa Ramakrishnan, Mr Nick Tannenberger, Mr Louis Herbert.


DR. LISA RAMAKRISHNAN - CEO-AGE 39


Since our inception on April 21, 2010, Lisa Ramakrishnan has been our President, Chief Executive Officer, Treasurer, Chief Financial Officer, Chief Accounting Officer and a member of our board of directors. Lisa has not been a member of the board of directors of any corporations during the last five years. She intends to devote approximately 50% of her business time to our affairs.

Work History:

Currently CEO of Sahira Pty Ltd (privately held Australian Investment Company)

October 2008 to May 2009
Consultant Radiologist Imaging Partners Online UK

January 2007 to March 2008
Consultant Radiologist Fremantle Hospital

January 2001to January 2007
WA Radiology registrar training program Sir Charles Gairdner Hospital

During the past five years, Dr Ramakrishnan has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MR. NICK TANNENBERGER - DIRECTOR, OPERATIONS MANAGER-AGE 40

Work History:

2000- 2010
Currently he is the General Manager of Supply Chain for Chevron Global Lubricants in Europe, Africa and Middle East, based in Houston USA.

1998 - 2000
Director - Global Supply Chain Management W.R. GRACE & Co.

1997 - 1998
Manager of Materials Management, Asia-Pacific W.R. GRACE (HONG KONG) LTD.

1996 - 1997
Product Specialist - Closure Systems, Asia-Pacific for W.R. GRACE (HONG KONG)
LTD.

1995 - 96
Market Analyst, Southeast Asia for W.R. GRACE (HONG KONG) LTD

1994 - 95
Market Analyst, Hong Kong and China for W.R. GRACE (HONG KONG) LTD.

During the past five years, Nick Tannenberger has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MR LOUIS JOSEPH HERBERT - DIRECTOR, LEGAL ATTORNEY-AGE 53

Work History:

1994-2010
Currently he is a practising Commercial Attorney who has established his own boutique legal firm in Cape Town, specialising in South African Corporate and Commercial Law.

Mr Herbert has been practising as a duly admitted attorney at law, at 74 Shortmarket St in Cape Town, and has been in uninterrupted practise under the name of Louis Herbert Attorneys, for 16 years.

During the past five years, Louis Herbert has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MR SALIM ESSA - DIRECTOR, CONSULTANT- AGE 33

Work History
Currently Mr Essa is a freelance Consultant and has been retained by Moxisign Pty Ltd since April 2010.

2008-2010
Currently serves as a Director of iNca Energy, a Renewable Energy development company in partnership with General Electric Energy of the USA and Goldwind Energy of China. He is part of the BEE Consortium for Ansaldo of Italy, Larsen and Toubro of India as well as serving on the boards of several other South African entities.

May 2007 -2008
Member - Moya Multimedia, Johannesburg, South Africa

January 2006 - March 2007
Vice President - Torq International LLC, Miami, FL

January 2005 - December 2005
Vice President Sales - Sound Solutions Americas LLC, Miami, FL

March 2004 - December 2004
Sales Manager - Sound Solutions, Manchester, United Kingdom

May 2003 - February 2004
Sales Director - Polycom International, Johannesburg, South Africa

October 2001 - April 2003
CEO - Verimark Cellular, Johannesburg, South Africa

During the past five years, Salim Essa has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MR PRABIR BADAL - DIRECTOR- AGE 40

2004-2010

Currently employed by SARS and seconded to COSATU on fulltime basis since 2004 to serve as National Treasurer.

Work History

1996, Mr. Prabir Badal joined COSATU whilst on appointment with the South African Revenue Service (SARS).

2002, he was elected Provincial Treasurer of COSATU in KwaZulu-Natal (National Education Health and Allied Workers Union) affiliated to Congress of South African Trade Unions (COSATU).

He served in this capacity until he was elected to his incumbent position as National Treasurer of COSATU in June 2004 at the 7th National Congress.

Mr Badal is a member of the COSATU Central Executive Committee, Chairperson of COSATU Retirement Fund Reference Group, Chairperson & Trustee of Kopano Ke Matla Investment Trust (the investment arm of COSATU), Trustee of Kopano Ke Matla Trust (the 100% shareholder of COSATU Investment Holdings), Deputy Chairperson of Government Employees Pension Fund (GEPF), Chairperson of Finance & Audit Committee of GEPF and a member of the Investment Committee of GEPF.

During the past five years, Prabir Badal has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

DR. PETER MATSEKE - DIRECTOR, CHAIRMAN- AGE 53

1992-2010

Dr Peter Matseke is the founder and current leader of the Clinix Health Group has established itself as one of the leaders in empowered healthcare. The group provides quality private healthcare to previously disadvantaged communities at four hospitals in Gauteng: Clinix Private Hospital Soweto, Clinix Private Hospital Vosloorus, Clinix Private Hospital Sebokeng and Clinix Selby Park Hospital. In addition, the group manages Lesedi Private Hospital in Soweto and Victoria Private Hospital in Mafikeng, as well as providing emergency services and occupational health services.

Work History:

CurrentPosition(s):
Admor - Lesedi Private Hospital Limited, Soweto
Medical Doctor - Bafana Bafana Squad
Medical Doctor - Sasol Under 23 Olympic Soccer Team
Colonel - South African National Defence Force, Reserve Force
Medical Officer - Surgical Department, Chris Hani Baragwanath Hospital, Soweto Managing Director - Clinix Health Group Ltd Managing Director - Clinix (Pty) Ltd Director - Condomi SA (Pty) Ltd Director - Matseke Med Investment, Hospitalia Health International SA (Pty) Ltd Managing Director - Clinix Health Management
(Pty) Ltd

Qualifications:
Witwatersrand Graduate School of Business Administration, Management Advancement Programme
University of Cape Town, Master of Philosophy
University of KwaZulu-Natal, Bachelor of Medicine & Bachelor of Surgery

During the past five years, Peter Matseke has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr Ramakrishnan's involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.


Moxisign was setup in 2009 after Dr Ramakrishnan was advised by the Department of Trade and Industry to contemplate setting up a production facility for Antiretrovirals production in South Africa to address the chronic shortage in ARV's in accordance with the government's industrial plans. Moxisign Pty Ltd has secured a technology partner and initially a supply agreement for the Supply of ARV's to the SA government. This is the only business activity that Moxisign is engaged in currently although it intends to set up a manufacturing plant for the production of ARV's as stated in this document. Moxisign currently has no facilities or employees and has no current liabilities.


Profits that accrue to Moxisign by virtue of the 51%; Moxisign profits will accrue in the consolidated statements, ultimately Vantage Health will derive 51% of the Moxisign's distrubutable net profit; the remaining 49% of Moxisign profit will be distributed according to the BBBEE shareholding.


The infusion of new capital by Vantage Health will not affect the 51%/49% share distribution of Moxisign. Vantage Health intends to always hold the majority 51% share of the subsidiary Moxisign, regardless of any dilutive effect on Vantage Health following a capital raise in the United States. The 49% Moxisign BBBEE subsidiary shareholding cannot suffer dilution if Moxisign is to remain in compliance with its BBBEE certification to bid on government contracts. Certain cash advances by Vantage Health to Moxisign and which advances are booked as loan capital, will be repaid to Vantage Health from operating cash flow on terms prior to any formal distribution of net profit. The advances currently paid out by Vantage Health are documented in loan agreements which have the following terms: repayment of the loan after three years without interest.


The term "distributable net profit" is defined as Moxisign's gross profit, less all operating expenses, interest charges, depreciation and amortization, and taxes. The profit remaining following these deductions is available for distribution to shareholders, provided any brought forward operating losses have first been covered. The term "attributable net profit" also applies, in the sense that Moxisign will retain 49% of net profit as attributable to its local shareholders, with the remaining 51% of net profit attributable to Vantage Health and its shareholders. In the event that Vantage Health is unsuccessful in raising capital to develop a manufacturing plant in South Africa, or is only partly successful in this effort, it is possible that Moxisign will utilize a substantial portion or possibly all of its available cash flow, to fund the cost of developing an API manufacturing facility in South Africa. The decision as to what portion of Moxisign's available operating cash flow is used in this respect will be made by the board of Vantage Health, as the majority shareholder of Moxisign. No agreements or other barriers exist that would impair the ability of Moxisign to allocate its available cash flow to pay for the cost of underwriting the construction of this facility, even if that meant that the 49% minority shareholders of Moxisign would have to forego their receipt of 49% of the attributable net profit due them.

The South African Department of Health ("DOH") we believe is trying to increase the providers of AVR's,( Reuters: S.Africa to buy cheaper AIDs drugs despite opposition 13 Apr 2010 14:06:06 GMT Source: Reuters) leading to a more open and transparent pharmaceutical environment in South Africa. The current environment created by the change in South African Industrial Policy as foreshadowed in the government's IPAP2 which states that the pharmaceutical sector is to be a key priority sector with government introducing incentives to this sector of industry and forthcoming tender allocation ie in the fact that the tender is going to be for the new FDC as opposed to the old tender which was for single ARV's, presents the opportunity for Moxisign to enter into this market.

The change in the political environment and the new government's ambitions in addressing the AIDS crisis are highly favorable for Moxisign's plans.

The result of the growing demand for ARVs both in South Africa and sub-Saharan Africa highlights a business opportunity, which in Moxisign's opinion has significant long-term viability. Moxisign is aware that a suitable technology partner is vital for the purposes of procuring raw material, intellectual property, good manufacturing practice, and economies of scale, as well as the required technical skills. This technology partner will be paramount to the success of this venture. As a result, Moxisign is acting with due caution and proceeding with the due diligence necessary in order to select the finest technology partner globally.

The market for ARVs is clearly defined within this business case as well as the rationale for an API manufacturing facility in South Africa. This plan confirms Moxisign's educated belief that such a business venture is both commercially viable in the short as well as the longer term, with the minimum of risk.

We believe that there is desire expressed by the DOH and the South African government to encourage local manufacturing facility for ARV's, Moxisign is poised to take advantage of the judicious timing and intends to become a leading manufacturer of ARVs for the South African government as we perceive currently most foreign ARV manufacturers are not committing to developing a production facility in SA. The perception of a lack of commitment from other foreign manufacturers is based upon their absence from the SA pharmaceutical sector. It is possible that foreign pharmaceutical manufacturers or suppliers may construct, or are in the process of constructing manufacturing facilities in South Africa, in order to supply the South African government, and participate in South African government tenders. As such, substantial competitive risk exists that may leave Moxisign unable to participate competitively in future government tenders.

At the time of filing this registration statement the company has begun the development of a corporate website, raised $89,710 in share capital and completed an audit of the company's financial statements ended June 30, 2010. We have yet to implement our business model and our current focus is to obtain effectiveness of our registration statement from the Securities and Exchange Commission and apply for quotation on the OTC Bulletin Board.

STATE OF THE SOUTH AFRICAN HIV/AIDS EPIDEMIC

Currently 10% of the South African population is HIV positive with almost 1000 people dying of AIDS every day. As of 2010, South Africa carries a quarter of the HIV disease burden in sub-Saharan Africa and a devastating sixth of the global disease burden. South Africa's HIV epidemic shows no evidence of decline, based on the Joint UN Program on HIV and AIDS report from 2008.

The South African government's stated intention is to reduce, by June 2011, the rate of infection by 50% and propose to achieve that by testing 15 million South Africans. The DOH aims, by June 2011, to provide ARV treatment to 80% of those who need it.

THE EPIDEMIC IN NUMBERS:

Adults with HIV                                           18.1%
People living with HIV                               5,700,000
Number of people receiving ARV therapy                 701,000
Number of people needing ARV therapy                 1,700,000
AIDS related deaths annually                           350,000
AIDS orphans                                         1,400,000

Life expectancy of patients on ARVs is near normal if treatment is started appropriately. In a recent Botswana Study on the effectiveness of ARVs, the average increase in lifespan is around 16 years.

BACKGROUND: SOUTH AFRICAN PHARMACEUTICALS SECTOR

The South African pharmaceuticals sector is relatively well-constructed in most components, with the glaring exception of the manufacture of active pharmaceutical ingredients (APIs). The procurement of foreign APIs, formulation, packaging, labelling and distribution of pharmaceuticals is widespread, together accounting for the bulk of the country's 17 billion South African rand ("ZAR") pharmaceuticals sector.

There is virtually no API production in South Africa. A number of attempts over the last thirty years to study this deficiency have recommended several suggestions as to how the situation could be improved. Despite this, no development has occurred. Indeed, several pharmaceutical manufacturers and private sector companies have actively considered API production, but all without exception failed to make an investment and build local capabilities. One local small South African company which manufactures APIs in South Africa has not expanded to produce ARV APIs. The major constraints to growth have until recently been the small South African market and an export-averse culture, which prevents economy of scale being achieved. As a result South African based companies have not been competitive. This experience is in stark contrast to the significant growth in API production seen in other countries including India, South Korea and China.

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

The South African HIV/AIDS epidemic and the predicted demand for ARVs have changed this situation. According to the HIV and AIDS strategy (HIV & AIDS and STI Strategic Plan for South Africa 2007-2011), there will be 1.4 million people requiring ARVs by 2011. The national procurement cost for ARVs will be approximately ZAR4.3 billion per annum (2005/6 prices, including adults and children, assuming 80% coverage and high compliance). The demand for ARVs is projected to be approximately 700 tonnes per annum (Tpa) of APIs in South Africa.

The relationship between the HAART regimes indicated illustrates that ARV treatments are constantly updated because of changes and improving with new products coming into the market. Moxisign's intention is to aim to produce ARV's in keeping with most recent guidelines. Moxisign has therefore procured TDF from its Technology partners in keeping with the HAART regime. Moxisign plans to produce ARV's in SA which do not have patent protection in SA for example Moxisign is in the process of procuring Fixed drug combinations (FDC) including TDF, efavirenz and emtracitabine (TDF+ FTC+ EFV)which also does not have patent protection in SA. We anticipate the next ARV tender will require Fixed Drug Combinations of ARV`s as there is mounting pressure from HIV lobby groups and HIV /Aids funds such as CHAI and UN Aids, for the SA government to follow internationally recognized best practices for the treatment of HIV,in the guidelines set down by the WHO; which recommends FDC`s in its Highly Active Anti -Retroviral Treatment programs (HAART). In addition the latest guidelines issued by the South African HIV Clinician's Society also recommend Fixed Drug Combinations. However, there can be no assurance that the next government tender will request bids for Fixed Drug Combinations.

Moxisign`s acquisition of TDF to date has been only the trial samples produced by one of our proposed technology partners for laboratory testing in SA, to assess whether TDF meets the required pharmaceutical guidelines . This sample production of 60 tablets was supplied to Moxisign by our proposed Chinese technology partner, at their own cost and with no invoice to Moxisign, on August 10, 2010. These samples are awaiting testing which must be completed and results available prior to the next tender. We are awaiting advertisement of the next tender prior to formalizing the supply agreement, as the reference pricing for FDC (Fixed Drug Combinations, which includes TDF cocktails) from the government is yet to be determined. As outlined above, in the event a supply agreement is successfully negotiated, then payment for the FDC will necessitate Moxisign arranging a bank Letter of Credit, or a banking line of credit, on the strength of Moxisign being awarded a portion of a South African government tender.

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
Table 1: Standardised National HAART (Highly Active Anti-retroviral Treatment) regimens for adults and adolescents:

                                    1st Line
                                    --------
All new patients needing   TDF + 3TC/FTC + EFV/NVP   For TB co-infection EFV is
treatment, including                                 preferred. For women of
pregnant women                                       child bearing age, not on
                                                     reliable contraception, NVP
                                                     is preferred.
Currently on d4T based     d4T + 3TC + EFV/NVP       Remain on d4T if well
regimen with no side                                 tolerated. Early switch
effects                                              with any toxicity.
                                                     Subsitute TDF if at high
                                                     risk of toxicity (high BMI,
                                                     low Hb, older female)
Contraindication to        AZT + 3TC + EFV/NVP
TDF: renal disease

                                    2nd Line
                                    --------
Failing on a d4T or        TDF + 3TC/FTC + LPV/r
AZT-based 1st line
regimen
Failing on a TDF-based     AZT + 3TC + LPV/r
1st line regimen

                                    Salvage
                                    -------
Failing any 2nd line       Specialist referral
regimen

Table 2: Standardised National HAART regimens for infants and children: NB Treatments once commenced are for the lifetime of the patient

                                    1st Line
                                    --------
All infants and children      ABC + 3TC + LPV/r
under 3 years
Children 3 years or older     ABC + 3TC + EFV
Currently on d4T-based        Can continue       Substitute - once lipodystrophy
regimen with no side effects                     suspected

                                    2nd Line
                                    --------
Children above 3 years        AZT + ddl + LPV/r
Failed ABC + 3TC + EFV
Failed on AZT or ddl-         ABC + 3TC + LPV/r
based regimen
Failed on LPV-based           Refer              Specialist advice necessary
regimen                                          and/or hospital referral
Infants under 3 years         Refer              Specialist advice necessary
failing 1st line                                 and/or hospital referral

                                    Salvage
                                    -------
Failing any 2nd line          Specialist referral

Index:
          TDF: Tenovofir                NVP:   Nevirapine
          ddl: Dideoxyinosine           AZT:   Zidovudine
          3TC: Lamivudine               LVP/r: Lopinavir
          FTC: Emtricitabine            ABC:   Abacavir
          EFV: Efavirenz

RELIABILITY OF SUPPLY

A successful highly active antiretroviral treatment (HAART) program depends on 100% security of supply of medications to patients. An interruption to the secure supply of ARV's, and hence the prescribed ARVs, may cause a resumption of high HIV viral loads and the possibility of developing widespread resistance to existing ARV treatment regimens. It is therefore critical to patients that the supply of ARV be guaranteed. Local production could improve the security of supply, and extend procurement options. The lack of a secure supply of ARV`s has impacted the South African antiviral treatment program in the past for example the Eastern Cape Province (SA) ran out of anti-retrovirals for their treatment programme recently in OcT 2009

DEVELOPMENT OF THE CHEMICALS SECTOR.

The need to diversify the manufacturing sector, and in particular to stimulate production of more profitable, high technology products, has been emphasized in the Department of Trade and Industry, Industrial Policy Action Plan 2. The Department of Trade and Industry South Africa has identified the pharmaceuticals sector as a priority sector.

In addition, the Department of Trade and Industry has cash grants available for Pharmaceutical manufacturing of up to 15%o of the capital expenditure costs of the project.

SOUTH AFRICA'S PROJECTED DEMAND FOR ANTIRETROVIRALS

On the assumption that the number of patients will rise to 1.8 million by 2012 (consisting of 100 000 children and 1.7 million adults), and that 80% of patients will be on the first line ARV regimen, the projected demand for ARVs and the estimated costs of their APIs is shown in Table 3. These data are generated under the assumption that the standard of care for the first line ARV regimen will remain a triple therapy consisting of two nucleoside reverse transcriptase inhibitors (NRTIs) and one non-nucleoside reverse transcriptase inhibitors (NNRTI). This regimen, and in particular the combination of tenofovir, lamivudine or emtricitabine, and efavirenz or nevirapine, has recently been shown as being the most effective in the long term control of HIV.

Table 3: 2012 demand for the top five ARVs:

                                                 Estimated cost as API
   API                   DEMAND (Tpa)               (2008 R/annum)
   ---                   ------------               --------------
Tenofovir                   135                       669,023,257
Lamivudine                  163                       284,077,568
Efavirenz                   325                     1,296,875,853
Nevirapine                   36.1                      65,873,059
Zidovudine                   36.1                      96,064,878
TOTAL                       695.2                   2,411,914,615

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
It is note-worthy that the most popular regimen in the developed countries is the co-formulated product of Atripla, which is a tenofovir, emtricitabine and efavirenz combination. However this product is patent protected and is unlikely to be affordable in developing countries until at least 2016. As a result, it is considered that the key ARV/APIs for the sub-Saharan Africa region will be tenofovir, lamivudine, efavirenz, nevirapine and zidovudine, the latter due to its importance in post exposure prophylaxis and in the prevention of mother to child transmission.

Prices of the newer APIs are still decreasing in the short term, as a result of process innovation improving the overall cost of manufacture. Whereas older products have stabilised at a relatively optimal level and further improvements are not anticipated.

It is estimated that the total cost of procurement, based on longer term prices remaining at the 2008 cost and the South African rand trading at a relatively stable international exchange rate, will be about ZAR2.4 billion for just the top five ARV APIs.

AVR/AVI PRODUCTION

Tenofovir is a nucleotide reverse transcriptase inhibitor. It was initially developed by the Czech scientist Prof Antonin Holy in the late 1970s and was much later licensed to Gilead Sciences, Inc., in the US. Approval by the US Federal Drug Administration for the treatment of HIV/AIDS was granted in 2001 (Viread). The molecule is actually a nucleotide (and not nucleoside) reverse transcriptase inhibitor, and is similar in structure to the GSK product Abacavir, but with improved efficacy and less side effects. Although the active compound is tenofovir, the drug is made and sold in the prodrug form, tenofovir disoproxyl fumarate (TDF) since this form is better absorbed, although its bioavailability is still only 25%. Moxisign's aim is to initially procure and eventually produce TDF based FDC.

PROPOSED BUSINESS CASE: PRIVATE SECTOR ENTITY WITH PUBLIC SECTOR INCENTIVES

The South African government also has in place the following set of incentives:

     DTI Investment Program Grant: Cash grants of up to 15% of the cost of capital investment.

     Foreign Investment Grant.

     Industrial Development Corporation provides loan financing.

     Export marketing assistance is also available from the DTI.

These incentives can only be specifically quantified once Moxisign has initiated a comprehensive manufacturing plan. Moxisign intends to apply through the DTI for these incentives once it commits to the commissioning of an Formulation/API production plant in South Africa with its technology partner.

POTENTIAL TECHNICAL PARTNERS

Low cost API producers are clustered between India and China. On account of the existence of some of India's larger API producers currently in the South African market, coupled with the hunger for market share demonstrated by Chinese pharmaceutical companies. Moxisign is firmly of the opinion that a Chinese pharmaceutical manufacturer would be the first choice for a technology partner in a joint venture in South Africa. Moxisign has identified a number of Chinese manufacturers and is currently in the process of scrutinizing the appropriate in-line partner; although the final selection will only be decided once due diligence has been completed. Moxisign has recently on the 9th September 2010 signed a supply agreement with AMOL Pharmaceuticals Pvt Ltd a company organized and incorporated in India. Amol is a leading pharmaceutical company who has the ability to supply ARV's and granular API's to SA.

The term of the contract is for 36 months whereby Amol shall grant Moxisign the exclusive license to offer its Anti-retroviral products in SA and make available any new products in the ARV range . The company does not currently have the financial resources necessary to satisfy the payment terms of its Supply Agreement with Amol Pharmaceutical. It is hoped that, in the event Moxisign is successful in its efforts to win part of a South African Department of Health tender, it will then be in a position to arrange bank financing, or a bank Letter of Credit, to meet its payment obligations to Amol. There can be no assurance that Moxisign will be successful in its efforts to arrange this bank financing.

Moxisign is also currently in the process of securing a partnership agreement with Sinopharm a Chinese state owned pharmaceutical company, with a view to having a technology partner for its Phase 2 and Phase 3 plans.

We initially propose to acquire the fully formulated ARV's from our technology partners and submit for the next tender whilst we will give the government a written undertaking that we intend to plan to develop a manufacturing plant in SA for ARV's within a specified timeframe. By having a technology partner who commits to developing a manufacturing plant in SA and aligning ourselves to the governments stated objectives we should ensure some degree of success in our aims. If we are successful in the next tender then it would allow both Moxisign and its Technology partner a period to assess its relationship and also for the government to become confident that we would be able to meet our tender obligations and commit to our pledge to develop local ARV production and perhaps API production. Obviously if Moxisign does not proceed with its commitment to government then Moxisign would run the risk of being precluded from subsequent tenders.

PHASE DESCRIPTIONS:

Phase 1 relates to the procurement of fully formulated ARV`s from a technology partner, which are supplied to the government via Moxisign in response to a government tender. Phase 1 would require less onerous funding upfront and it is intended that payment for the ARV`s would be arranged through either a Letter of

Credit or a line of credit from a recognized bank, on the strength of Moxisign having secured a portion of a government contract.

Phase 2 relates to the development and construction of a formulation/packaging plant, this would be funded mainly from the operating profit generated from Phase 1. Any additional funds needed would have to be sourced from appropriate third parties, such as local banks or the Industrial Development Corporation. We estimate the cost of Phase 2 to be in the region of $5 million

Phase 3 relates to the commissioning of an API manufacturing plant. This phase may take up to 18 months or longer, and would require considerable funding which may be obtained via Vantage Health raising the necessary capital. We anticipate the cost of commissioning this plant will be in the region of $15million and require considerable technological advice, expertise and skills transfer from our technology partner, as well as providing the intellectual property and staffing requirements. It is envisaged that the manufacturing plant would be a joint venture between Moxisign and its technology partner.

LOCAL PARTNER AND BLACK ECONOMIC EMPOWERMENT (BEE)

Black Economic Empowerment ("BEE") was a policy introduced by the first democratic government in South Africa in 1994. The aim was to harmonize the gaps created in the South African economy by the previous Apartheid government.

BEE aimed to:

     * Increase ownership of equity in companies by Previously Disadvantaged Individuals ("PDI"). A minimum benchmark was set at 26% and some sectors now call for 40%.
     *    Increase Management and Board of Directors participation by PDIs
     *    Encourage Skills development and transfer
     * Create a more equitable economic environment to allow for BEE companies to emerge and grow

 A PDI is defined as:

     * A non white citizen or permanent resident who has had residency prior to 1994
     *    A woman
     *    A disabled person

All South African government departments and businesses make use of the Department of Trade and Industry's BEE scorecard as a gatekeeper for tenders. This scorecard weighs scoring based on ownership, management, structure, employment of women and the disabled as well as skills development initiatives. This has been extended to include local manufacture and assist in the goal of sustainable job creation.

From 1994 to 2004 the BEE system was allegedly abused, as it seemingly created an elite group of politically affiliated black business individuals who enjoyed portfolio stakes in multiple large entities without any change to management or policies. According to the South African government, this failed the goal of BEE as it did not distribute the economic benefits equitably. South African government has, since 2004, favoured the implementation of Broad Based Black Economic Empowerment ("BBBEE"), which represents and benefits larger groups of people.

It is imperative for Moxisign to include a BBBEE consortium which consists of multiple skills and advantages as the local terrain in South Africa is unlike any other. Furthermore, a grasp of the country's policies as well as relationships with the relevant stakeholders are essential for success. Thus, Moxisign has sought to create a consortium to make up its BBBEE component.

The consortium may include Kopano Ke Matla Investments (Pty) Ltd., ("Kopano"). Kopano is the investment arm of the South African trade union federation COSATU, which benefits over 2 million members. Kopano is the largest BBBEE group in South Africa and has stakes in numerous companies such as Saatchi and Saatchi, Hernic FerroChrome (Mitsubishi), Ansaldo STS Rail, Airports Company of South Africa (ACSA) among others. Also included will be NEHAWU, the investment arm of the Allied Health Workers and Nurses Un

The second group within the consortium is led by Dr Peter Matseke one of the first black South African medical doctors in South Africa. Dr Matseke is actively involved in South Africa's health and medical sector as the founder and Chairman on the Clinix Health Group, the leading BBBEE hospital group with 6 hospitals, targeting the gap between public and private healthcare. Dr. Matseke has joined the Board of Moxisign as Chairman.

The third group is made up of multiple individuals who have the political insight, lobbying ability and the will to ensure that a project of this nature is acknowledged and promoted at the highest levels and that government support across the relevant government ministries is achieved.

Finally, Moxisign will create an education trust that will benefit the growth of an industrial pharmaceutical industry in South Africa, supporting home grown research and development and the establishment of an API industry within the country. The South African government has warmly welcomed this undertaking.

This consortium should provide the foundation for Moxisign to thrive in South Africa, as the participants have broad skill sets and are all aligned with South African government policies which should, in the opinion of Moxisign management, ensure that Moxisign is astutely politically aligned and also compliant with all South African government policies.

Moxisign has transferred 490 of its 1000 outstanding shares to Hestifor (Pty) Ltd, the entity representing the BBBEE consortium.


DEPARTMENT OF HEATH (DOH) ARV TENDER 2010

The Department of Health advertised in 2008 for Anti retroviral drugs. (2008 ARV tender). This tender was for 2 years and expired in June 2010. In July 2010, Department of Health advertised for Antiretrovirals again. The July 2010 tender was similar to the previous 2008 tender in that it did not request the most recent and current treatment pharmaceuticals for HIV, namely, the Fixed Drug Combinations.

The July 2010 tender closed in August 2010 and has not yet been adjudicated. In the interim, the government has been requesting a "rolling extension" of the 2008 tender on a month to month basis.


Moxisign did not bid in the July 2010 ARV tender as the basis of the business is to provide the current pharmaceutical treatments (the Fixed Drug Combinations). No firm dates have been indicated in respect of the FDC tender, and there can no assurance that the South African government will indeed advertise such a tender in the first quarter of 2011. Moxisign has issued the 49% shareholding to the BBBEE consortium, Hestifor (Pty) Ltd., and is fully eligible to bid on government tenders. Moxisign will be participating in all forthcoming AVR tenders with extended terms that come available for bid in the future.


We intend to participate in the tender process if the Department of Health ARV tenders calls for Fixed Drug Combinations. We anticipate that the FDC tender to be announced as soon as the July 2010 ARV tender is awarded. We concur that the next tender may not be announced prior to the July 2010 tender award. It is possible that the next tender may not pertain to FDC and as a result, we may not be in a position to submit a bid. There is no guarantee that the tender will remain open for any period of time and the decision process by the government may require 12-16 weeks, or as in the case of the July 2010 may take a much longer period (as of mid-November, has still not been awarded).

The value of this forthcoming two year tender is expected to be in the region of ZAR3.8 bllion per year and it is possible that each preferred supplier could be allocated the equivalent of approximately US$100 million of ARV orders for the first year, although there can be no assurance that this will actually be the case. This current tender should enable the DOH to provide ARVs to approximately 820 000 patients, with this number growing closer to 1.4 million patients by 2012 for the next tender as tabled above.


If Moxisign fails to secure a material portion of the ARV tender, Moxisign would still be committed to phase 2 (provided we have the tacit support of the South African government, through grants and incentives) and phase 3, which may obviously augment Moxisign's chances significantly of securing a portion of the next longer term tender in 2012.

THE GOVERNMENT TENDER BIDDING PROCESS


Tenders are advertised weekly on the Department of Treasury website and the Government Tender Gazette and Tender bulletins as well as the South African national press. Tenders are advertised with a closing date for bids, which usually is a month from the date of advertisement. After this date, all bids are confidentially reviewed by a bid adjudicating committee and the tenders are awarded. The tender adjudicating committee is confidential and Moxisign is not aware of the process as to how the members of this committee are selected from the various government departments. The terms, conditions and preference points scoring system for the bid tender is established by the Department of Health and we are not privy to any of this information. The terms, conditions and point system are decided by the Department of Health, for Health tenders. The review process usually lasts 6-8 weeks after the closing date. The bid adjudicating committee awards the tenders based upon each tender documents preference points scoring system which is often attached in the Special Conditions of the Tender . Points are usually awarded for compliance to government regulations. Including the presence of a BBBEE component, local production component, and pricing. (see attached tender documents for example).


The preference points are part of the evaluation criteria set forth in the bid for tender. Based upon the July 2010 ARV tender, preference points comprise a maximum of 90 out of 100 based upon price. The remaining 10 points were given for local manufacturing, equity ownership by a historically disadvantaged individual and equity ownership by a historically disadvantage individual who is female. The exact details of the evaluation criteria from the July 2010 tender are set out below.

"EVALUATION CRITERIA

a. In terms of regulation 4 of the Preferential Procurement Regulations pertaining to the Preferential Procurement Policy Framework Act, 2000 (Act 5 of 2000), responsive bids will be adjudicated by the State on the 90/10-preference point system in terms of which points are awarded to bidders on the basis of:
     -    The bid price (maximum 90 points)
     - Historically disadvantaged individuals as well as specific goals (maximum 10 points)

b.   The following formula will be used to calculate the points for price:

     Ps = 90  (   Pt-Pmin )
              (1- ------- )
              (    Pmin   )

     Where

     Ps = Points scored for price of bid under consideration

     Pt = Rand value of bid under consideration

     Pmin = Rand value of lowest acceptable bid

c. A maximum of 10 points may be awarded to a bidder for being a historically disadvantaged individual and/or subcontracting with a historically disadvantaged individual and/or achieving any of the specified goals stipulated in regulation 17 of the Preferential Procurement regulations. For this bid the maximum number of points that could be allocated to a bidder is indicated in paragraph 2.1.The State reserves the right to arrange contracts with more than one contractor.

d. It is the Government's intention to promote the following goals with this bid, and the points to be allocated are indicated against each goal:

POINTS

     GOALS                                                             POINTS
     -----                                                             ------
     Preference points for equity ownership by historically              1
     disadvantaged Individuals who, due to the apartheid
     policy that had been in place had no franchise in
     national elections prior to the introduction of the
     Constitution of the RSA, 1983 (Act 110 of 1983) or the
     Constitution of the RSA,1993 (Act 200 of 1993), ("the
     Interim Constitution"); and/or
     who is a female                                                     1
     Preference points for the promotion of local manufacturing          8

a. The points scored by a bidder in respect of the goals indicated above will be added to the points scored for price.
b. Bidders are requested to complete the various preference claim forms in order to claim preference points.
c. Only a bidder who has completed and signed the declaration part of the preference claim form will be considered for preference points.
d. The state may, before a bid is adjudicated or at any time, require a bidder to substantiate claims it has made with regard to preference.
e.   Points scored will be rounded off to the nearest 2 decimals.
f. In the event that two or more bids have scored equal total points, the contract will be awarded to the bidder scoring the highest number of points for the specified goals. Should two or more bids be equal in all respects, the award shall be decided by the drawing of lots.
g. A contract may, on reasonable and justifiable grounds, be awarded to a bid that did not score the highest number of points."

Management believes it meets the requirements for the 2 preference points for being historically disadvantaged individuals (HDI) as Moxisign`s board is formed by four members out of six being previously historically disadvantage individuals, including the chairman of Moxisign's board of directors, Dr K.O.P.Matseke. Of the remaining Board members one is female ( Dr Ramakrishnan) which also gains a preference point. The Board members are actively involved in the management and daily business operations. In addition, Moxisign eventually intends to employ local pharmacists and labor in all phases of the business plan.

Upon the award of a tender, the successful bidders have to deliver the tender requirements by the due date of delivery as per the tenders special conditions ( see attached). Failure to deliver by the due date may result in penalties. Successful offers at bid may receive a proportion of the tender which is judged according to the tender awards points system. The government called for bids for the first tender in February 2004, just prior to launching the ARV program in April 2004, but only awarded tenders over a year later. Provincial procurement mechanisms had to be put in place in the interim.


Penalties for failure to make timely delivery of the product is clearly explained in the general conditions of tender, whereby the successful candidate will be charged the difference in delivery cost between their tendered cost and the costs imposed by the candidate who can make timely delivery of the product. Moxisign intends to fulfill the requirement for performance security by utilizing the services of major logistics companies. Moxisign may need to provide a performance security in the form of a bank guarantee or Letter of Credit as per the general conditions of tender.


The 2004 tender ran for three years and locked the government into paying the same prices for drugs for the duration. As new generic versions of ARV drugs came onto the market and prices dropped, by the end of 2007 the government was paying almost twice as much as the private sector for first-line drugs like nevirapine.

The second tender for ARVs was in 2008 this tender included estimates of the numbers of patients who would be taking each of the 10 ARV drugs over the next two years, for example, a projected 507,000 patients would have been taking Lamivudine (also known as 3TC), a component of all first-line ARV regimens. the last tender was in July 2010 . Payment for the successful bidders, according to the tender documents is usually at terms of 30 days.

Currently, whilst the July 2010 is under assessment, the Department of Health is ordering pharmaceuticals on a "month to month" basis. The South African government may, at the end of each 30 day period, order the needed drugs from additional suppliers that have submitted bids on an ongoing basis. The government simply supplies a purchase order to its preferred current suppliers, but retains the right to terminate these supply arrangements every 30 days, if it so chooses.


Moxisign did not bid on the month to month as we were not in a position to bid on a month to month tender on account of our dependence on a technology partner who required a stable and secure 2 year contract period in order for them to commence production of ARV`s. Our technology partner did not believe it was a cost effective to pursue this short term month to month tender as it may be terminated at any juncture. This last tender was only for TDF whereas we have geared our production for FDC including TDF as this is the current treatment of choice for HIV. We had commenced preparing a bid on the assumption that the July 2010 tender was going to include the FDC; when it transpired this was not the case we decided not to bid.

Many drugs are often listed in tenders put to bid, however the bidding procedure does not require a company to bid on all the listed drugs required. We intend to concentrate on bidding on future long-term FDC tenders for drugs we are able to supply.


Bidders do not necessarily have to be South African companies as foreign companies with a SA registered agent can bid, however, the government BBBEE requirement and the points awarded for fulfilling the BBBEE component at government tender make it advantageous to be a local South African company. The tender is not necessarily for one Anti-retroviral; for example the last tender advertised for 15 anti-retroviral combinations. Moxisign would bid for a proportion of the tender dependent on the anti-retrovirals it has registered with the MCC.

Moxisign intends to submit a bid at tender as a local compay in its own right, and not as a subcontractor, and if awarded a portion of the tender, Moxisign would have a contract directly with the South African government. Moxisign would remain eligible for the preference points on the basis of a partly owned HDI enterprise.


Moxisign believes in the prospect of this business opportunity having a long term viability for three reasons i) the nature of treatments for HIV are constantly changing (see above)and the prices of ARV's fluctuate as API prices are traded as a commodity Thus despite the price per unit being set by the reference pricing utilized by the government this is only an indicator of the pricing the government reasonably expects companies to offer their bids at during the tender process. ii) the pricing for ARV from our suppliers ie technology partners is very competitive as they are more interested in the long term benefits of a relationship with Moxisign to produce ARV's in Africa and supply ARV's to the entire African continent.iii) Moxisign anticipates the growth in the ARV market to increase for at least the next 10years and even thereafter the market will continue as treatment for HIV/AIDS is for the duration of the patients life. At the outset we will be dependent upon third parties initially for the supply agreement and then for expertise and assistance of our Technology partner in developing the production capability to produce ARV's but our long term intentions to build our own API production facility in Africa thereby reducing our costs secondary to grants and concessions available to local producers and avoiding logistics costs of importing API or ARV compared to our competition. Moxisign`s tender cannot be conditioned on any allocation of any minimum amount. Moxisign is advised that the FDC tender will be a full 2 year tender contract and not on a month to month basis


SUMMARY

Vantage Health owns 51% of Moxisign. At the time of filing this registration statement the company has raised $89,584 in share capital and completed an audit of the company's financial statements ended June 30, 2010. We have yet to implement our business model and our current focus is to obtain effectiveness of our registration statement from the Securities and Exchange Commission and apply for quotation on the OTC Bulletin Board.

Moxisign believes that the timing of this business venture is fortuitous and the vision outlined within this business case is promising, for a number of reasons:

The South African government's insistence on the establishment of a local ARV API manufacturing industry foreshadows a great business opportunity for Moxisign.

The change in the ARV treatment programmes: Tenofovir has become the drug of choice necessitating a change in the tender requirements, and the reluctance of the South African government to award the tender to only one pharmaceutical company affords Moxisign the opportunity to participate in current and future government tenders.

The South African government's commitment to treat 1.6 million patients by 2014, and their pledge to have 15 million people tested for HIV by June 2011, should serve to underpin revenue growth.

These are all critical and positive contributory factors to the timing of Moxisign's proposed tender bid.

The South African government budget for ARVs is projected to grow to over ZAR5 billion per annum by 2012 and Moxisign intends to position itself to be among the preferred suppliers for a material portion of this business. Moxisign intends to select the most suitable technology partner to ensure the lowest possible cost of production and maximum margin efficiency, thereby maximizing profitability. The government support garnered via the BBBEE consortium should also ensure that Moxisign's intentions, direction, capabilities and commitment are conveyed to the DOH and the South African government, counteracting the possibility of anti-competitive behaviour from various competitors which may have previously enjoyed a monopoly.

Finally, the phased approach proposed due to the imminent timing of the next 2010 tender should complement Moxisign's intentions to reinvest profits from its full importation of ARV's in the first 6-12 months, into the roll out and commissioning of Moxisign's API manufacturing facility.

Moxisign is committed to helping improve the lives of millions of Africans. The demand for treatment of HIV/AIDS is pressing and growing in South Africa and the African continent.

THERE IS NO GUARANTEE THAT MOXISIGN WILL BE AWARDED TENDER FOR THE 2010 YEAR OR THE YEARS BEYOND. IF THE COMPANY IS UNABLE TO PROCURE A MATERIAL PORTION OF THE 2010 TENDER THE BUSINESS WILL FAIL AND YOU COULD LOSE YOUR INVESTMENT.

RESEARCH AND DEVELOPMENT

We have not incurred any other research or development expenditures since our incorporation.

SUBSIDIARIES

We do not have any subsidiaries, other than our 51% ownership of Moxisign.

PATENTS AND TRADEMARKS

We do not own, either legally or beneficially, any patents or trademarks.

GOVERNMENT REGULATIONS

Moxisign will conform to South African government policy, including IPAP II, whilst also noting that one of the principal drivers of this project is the current criticism regarding the previous ARV tender in 2007.

Moxisign is cognizant of this IPAP II policy alignment, as any endeavour to establish a new industry without fitting into defined government policy may face hurdles. The timing, in the opinion of Moxisign's management, is excellent for Moxisign to put its plans into operation. In addition, the current social and economic conditions appear optimal for Moxisign to implement its business case.

OFFICES

Our business office is located at Suite 640, 11400 West Olympic Boulevard, Los Angeles, California 90064-1567. Our telephone number is (310) 477-5811. We do not pay any rent to Lowe Law and there is no agreement to pay any rent in the future. Upon the completion of our offering, we intend to establish an office elsewhere. As of the date of this prospectus, we have not sought or selected a new office site.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NO PUBLIC MARKET FOR COMMON STOCK

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

STOCKHOLDERS OF OUR COMMON SHARES

As of the date of this registration statement, we have 32 registered shareholders.

RULE 144 SHARES

We are currently not eligible to use Rule 144 for the resale of our shares as we are a shell company.

STOCK OPTION GRANTS

To date, we have not granted any stock options.

REGISTRATION RIGHTS

We have not granted registration rights to the selling shareholders or to any other persons.

DIVIDENDS

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     1. we would not be able to pay our debts as they become due in the usual course of business; or
     2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

                                PLAN OF OPERATION

Our plan of operations is as follows:

The following steps are required in order for the Company to begin operations:

SUBMISSION OF PROPOSAL: (3-6 WEEKS)
In July 2010, the South African government published a month to month supply tender advertisement. The tender is for an abbreviated period due to the fact that the DOH wishes to issue another tender for FDC in line with current HIV treatment guidelines and furthermore enter into longer-term arrangements with pharmaceutical manufacturing companies who are committed to local API manufacture. These successful pharmaceutical companies may ultimately form the closed pool of bidders, who potentially may only need to negotiate new pricing for supply of ARV's every twelve months, for a period of ten years, rather than having to resubmit tenders every three years.

In anticipation of supporting emerging pharmaceutical companies, the DOH will historically allow a company to tender without having the specific drugs registered first with the MCC. The bidding company will most likely be given up to 4 months to achieve registration of the drugs with the MCC. The South African government has indicated that it will lend its support to the MCC to assist in "fast tracking" these registrations.

The company believes the South African government closed the tender advertisement before the end of August 2010. Moxisign did not bid for this tender as it was not the tender for FDC.Moxisign intends to bid at the forthcoming FDC tender with the intent of being awarded a sufficient proportion of the ARV supply tender in South Africa.

Tenders are awarded following submissions of tender bids to the tender adjudicating committee, which has a scoring sheet for the scoring of tender preference points. The successful bidder is notified once all bids are assessed. The preference point scoring system is outlined in the special conditions of tenders. (which is appended below)

     "The Preferential Procurement Regulations pertaining to the Preferential Procurement Policy Framework Act, 2000 (Act 5 of 2000), responsive bids will be adjudicated by the State on the 90/10-preference point system in terms of which points are awarded to bidders on the basis of:
     -    The bid price (maximum 90 points)
     - Historically disadvantaged individuals as well as specific goals (maximum 10 points)

The following formula will be used to calculate the points for price:

     Ps = 90  (   Pt-Pmin )
              (1- ------- )
              (    Pmin   )

     Where

     Ps = Points scored for price of bid under consideration
     Pt = Rand value of bid under consideration
     Pmin = Rand value of lowest acceptable bid"

     The SA government is not permitted to request bids at a predetermined price although they are permitted to set an advisory range. This range is based on market rates for these drugs in other African countries by bodies such as CHAI and also advertised on other websites such as Treatment Action Campaign. The successful bids are based on the bidder with the greatest number of preference points scored. The last Department of Heath ARV tender advertised July 2010 was skewed towards the lowest price. According to the general conditions of the July 2010 ARV tender price had a preference point score of 90 out of 100, with the other 10 points being for BBBEE and local manufacture as shown in the table below.

     Preference points for equity ownership by historically              1
     disadvantaged Individuals who, due to the apartheid
     policy that had been in place had no franchise in
     national elections prior to the introduction of the
     Constitution of the RSA, 1983 (Act 110 of 1983) or the
     Constitution of the RSA,1993 (Act 200 of 1993), ("the
     Interim Constitution"); and/or
     who is a female                                                     1
     Preference points for the promotion of local manufacturing          8

APPROVAL PROCESS: (12-16 WEEKS)
Once a bid has been submitted to the South African government the Company believes the decision making process will take up to 7 to 12 weeks for the proposals to be reviewed and supply contracts to be awarded.(see above)

SIGN TECHNOLOGY PARTNERSHIP AGREEMENT (8-12 WEEKS SIMULTANEOUS WITH APPROVAL PROCESS)
Moxisign intends to sign a technology partnership agreement, most likely with a Chinese pharmaceutical company and has a supply agreement with an Indian pharmaceutical company. It should be noted that the main Indian pharmaceutical companies currently supplying the South African government and DOH actually import their APIs from Chinese manufacturers. Moxisign's management believes that a direct relationship with Chinese manufacturers will therefore result in increased profitability.

This technology partnership as detailed above would have to be phased, due to the time constraints of this initial tender. Phase 1 will be the importation of a formulated ARV, with a written commitment to the DOH for the establishment of phases 2 and 3. In fact, the phase 2 process is expected to begin concurrently with the 1st phase.

Phase 2 will be the purchase of either a pre-existing approved and MCC registered formulation facility thereby obviating any further delays in registration or the development of a new manufacturing plant,. Moxisign has identified such a pre-existing facility in Cape Town, South Africa and has begun the due diligence process for the possible purchase of this facility. It is Moxisign's intention that by the second half of the twelve month tender, Moxisign should be ready to formulate ARV drugs in South Africa, and only import the APIs. This facility under consideration is currently engaged in operations it is currently run by Johnson and Johnson who have two plants that are possibility up for sale in Cape Town and Johannesburg . This company that owns/or leases these premises is not an affiliate of Vantage Health or its shareholders.

This facility under consideration is run by Johnson and Johnson as an OTC preparation facility in Cape Town it is anticipated that it would take around 8-12 months to convert this into a production facility to formulate ARV from API. It may also be worth considering the development of a greenfield site for the manufacturing site. As it would take 12- 18 months to commission the API facility ie for production of API's initially which would have to be build from scratch in another site adjoining this facility or even in a greenfield site as this would be an industrial plant built to cGMP and GLP specifications . Commissioning of the plant includes building the plant according to environmental approvals so must be in an area already specified for this purpose. During commissioning of the plant all other regulatory requirements eg water purification and waste disposal as well approvals from the MCC would have to be obtained, furthermore once the plant is completed it would require inspection by the regulatory authorities including the MCC.Commissioning of the plant would also entail the required testing for the drugs produced by the new plant and the obligatory testing of the newly produced drugs by the MCC

Phase 3 has approximately a 12 to18 month span which would entail the actual commissioning of the API plant see above. The current API manufacturing process requires a total of 15 processes to produce the API ("N - 15"), and Moxisign plans to start with an N - 1 or perhaps N - 2 stage. However, depending on commercial viability this could eventually be taken to the N--15 stage.

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
The final phase will be the broadening of the range of API's produced in the facility, and including the treatments for chronic and infectious diseases (for example, tuberculosis and malaria) which are rampant in Africa and required in large volumes by the DOH.

Moxisign intends to establish a local scientific research and development laboratory in conjunction with its technology partner, with the aim of creating and patenting Moxisign's own ARV API in the future. This strategy is also consistent with the DOH and South African government's IPAP II policy guidelines.

BEGIN DISTRIBUTION OPERATIONS: (12 MONTHS)
If Moxisign is successful in obtaining a material portion of the next FDC tender and with its agreement with a technology provider we expect to begin distribution operations. This will entail purchasing the pre-packaged ARV products from our technology partner and distributing them to the South African market. Moxisign will act as a medium between the foreign supplier and the domestic market for the initial 24 month tender.This as stated above will allow sufficient time to develop a relationship with either the Chinese or Indian technology partner and develop a plan to commence the commissioning of the ARV production plant. Profits from the initial supply agreement provided we are successful at the tender will assist in funding this project,

Moxisign anticipates the payment for the initial supply of FDC (assuming we get 10% of the tender) would come partly from operating capital and Moxisign would also try to obtain a bank Letter of Credit backed up by the tender award once we have been successful at the tender process.

Distribution of ARV's to 9 provinces in SA, each province has a central Department of Health depot. The tender award includes the delivery to the DOH depots as well as unloading. If we receive 10% of the tender award then the government would purchase from Moxisign 10% of the tender it was award, for example if 10 companies all submit an offer at tender for the total tender volume at the same price and all have the same number of preference points scored in the tender adjudication, then all 10 companies would receive an equal share of the tender ie 10 % each. Moxisign would bid for as much of the tender it could supply with regard to the ARV's it has registered to meet the tender requirements. You would only be able to distribute your proportion of the tender each month to government ie one twelvth of the total volume of your tender.If you fail to deliver the drugs each month then you are penalized and your tender allocation for that month may be allotted to another party.

Penalties for failure to make timely delivery of the product is clearly explained in the general conditions of tender, whereby the successful candidate will be charged the difference in delivery cost between their tendered cost and the costs imposed by the candidate who can make timely delivery of the product. Moxisign intends to fulfill the requirement for performance security by utilizing the services of major logistics companies. Moxisign may need to provide a performance security in the form of a bank guarantee or Letter of Credit as per the general conditions of tender. The company has added this statement to the plan of operations where penalties are discussed.

EXERCISING OF WARRANTS/COMPLETION OF FINANCING (12-16 WEEKS)
If we are successful in obtaining a material portion of the 2010 tender we expect to raise capital through the exercising of warrants and through the completion of a public offering. We expect to complete the public offering within 16 weeks after the effectiveness of our registration statement and given we are successful in obtaining a material portion of the 2010 tender.

The Company will have capital requirements of $20,000,000 in order to make 350 tonnes per annum of ARVAPI. This number is only an assumption at this point and could change based on the size of the tender awarded to Moxisign, if any at all. We plan to obtain capital in three ways:

     1    Through retained earnings from the first year of operations
     2    Current share holders exercising warrants
     3    Selling additional common shares.

Issuances of additional shares will result in dilution to our existing shareholders. Moreover, we currently do not have the authorized capital necessary to raise $20,000,000 in equity sales. Thus, we would have to increase our authorized shares prior to conducting any future equity financing. We currently do not have any material reason our share price will reach a level where warrant holders will be willing to exercise warrants. There is no assurance that we will be successful in completing any equity financing.

ESTABLISH A PHARMACEUTICAL PLANT FOR FORMULATION OF ARV (8 TO 12 MONTHS)
If Moxisign is successful in establishing a pharmaceutical/formulation plant and is into the first year of the initial 24 month tender, the company will then submit a proposal for the second 2012 tender. The Company believes the tender process may again take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded but we are assuming the second 2012 tender will be for a substantially longer period of up to 10 years, although there can be no assurance of this

SUBMISSION OF AND APPROVAL OF POST 2010 PROPOSAL: (12-16 WEEKS)
If Moxisign is successful in establishing a pharmaceutical plant and is well into the first year of the initial 24 month tender the company will submit a proposal for the post 2010 tender ie commencing 2012. The Company believes the process will take between 12-16 weeks for the proposals to be reviewed and supply contracts to be awarded.

CONSTRUCT AN API FACILITY: (12-18 MONTHS)
The development of an API facility will take place if the Company is successful in obtaining a material portion of the long-term tender which may be due to be advertised in June 2012. This production facility will be added to the formulation plant which will require necessary EIA and Government and MCC approvals. The capital requirements for the facility are estimated by management to be $15,000,000. The 12-18 month period includes the construction of the plant, stability testing for the newly formulated drug and regulatory approval. There is a possibility of additional costs and delays due to EIA and government review.

The distinction between the API manufacturing plant, and a formulation/packaging plant is as follows:

The manufacturing plant is a pharmaceutical production facility. This facility will need to be located in an industrial zone, where waste can be properly handled. The formulation / packaging plant is a plant that utilizes pharmaceutical products that have been manufactured by a third party and imported, and then used to make medicine in either a tablet or capsule form and subsequently packing and labeling the finished products; hence this is completely environmentally safe and can be situated in any locality. If we are able to secure a portion of the tender the manufacturing plant will be owned 100% by Moxisign, unless Moxisign is able to negotiate a joint venture agreement with a third party on favorable terms; most likely 50/50 share ownership of such a plant. However, no such joint venture agreement is currently in place. If we are able to secure a portion The formulation and packaging plant will be 100% owned by Moxisign.

BEGIN PRODUCTION:
This new API production facility will have the state of the art technology to produce API from fine chemicals. This facility will be similar to newer plants currently being built in Vietnam which will enable the production facility to switch from the production of a particular API to an alternate compound without requiring complete overhaul of the plant. Thus if the drug of choice for the treatment of HIV/AIDS changes it will allow greater flexibility. The production initially will rely on the importation of fine chemicals from China with technical assistance expertise and skills transfer from our technology partners.

SUMMARY

In summary, there is no guarantee that Moxisign will be awarded a material portion of the government tender for ARV supply. If we are not able to obtain a material portion our business will fail. If we are awarded a material portion of the government tender we should be in full operation and begin distribution within 18 weeks of the filing of this Registration Statement.

LIMITED OPERATING HISTORY; NEED FOR ADDITIONAL CAPITAL

There is no historical financial information about us upon which to base an evaluation of our performance. We are a start-up company and have not generated any revenues. We cannot guarantee success of our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

RESULTS OF OPERATIONS FOR PERIOD ENDING SEPTEMBER 30, 2010

We did not earn any revenues from our incorporation on April 21, 2010 to September 30, 2010. We incurred operating expenses in the amount of $99,206 for the period from our inception on April 21, 2010 through September 30, 2010. These operating expenses were comprised incorporation costs, legal, audit and other development costs.

We have not attained profitable operations and are dependent upon obtaining financing to continue with our business plan. For these reasons, there is substantial doubt that we will be able to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010, we had total current assets of $50,854, consisting of Cash in the amount of $29,348 and Prepaid Expenses in the amount of $21,506. We had $984 in current liabilities as of September 30, 2010. Thus, we have working capital of $49,870 as of Spetember 30, 2010.

Operating activities used $132,349 in cash for the period from April 21, 2010 (Date of Inception) until September 30, 2010. Financing Activities during the period from April 21, 2010 (Date of Inception) until September 30, 2010 generated $165,340 in cash during the period, represented by $75,630 in related party notes and $89,710 in proceeds from the sale of our common stock.

As of September 30, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

OFF BALANCE SHEET ARRANGEMENTS

As of September 30, 2010, there were no off balance sheet arrangements.


RESULTS OF OPERATIONS FOR PERIOD ENDING JUNE 30, 2010

We did not earn any revenues from our incorporation on April 21, 2010 to June 30, 2010. We incurred operating expenses in the amount of $7,264 for the period from our inception on April 21, 2010 through June 30, 2010. These operating expenses were comprised incorporation costs, web-marketing and other development costs.

We have not attained profitable operations and are dependent upon obtaining financing to continue with our business plan. For these reasons, there is substantial doubt that we will be able to continue as a going concern.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, we had total current assets of $144,383, consisting of Cash in the amount of $121,034 and Prepaid Expenses in the amount of $23,349. We had $141,127 in current liabilities as of June 30, 2010. Thus, we have working capital of $3,256 as of June 30, 2010.


Operating activities used $17,675 in cash for the period from April 21, 2010 (Date of Inception) until June 30, 2010Financing Activities during the period from April 21, 2010 (Date of Inception) until June 30, 2010 generated $142,352 in cash during the period, represented by $52,642 in related party notes and $89,710 in proceeds from the sale of our common stock.


As of June 30, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

OFF BALANCE SHEET ARRANGEMENTS

As of June 30, 2010, there were no off balance sheet arrangements.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their age as of the date of this prospectus is as follows:

DIRECTOR:

Name of Director           Age
----------------           ---

Lisa Ramakrishnan           39

Stephen Lowe                52


EXECUTIVE OFFICERS:

Name of Officer            Age                         Office
---------------            ---                         ------

Lisa Ramakrishnan           39           President, Chief Executive Officer,
                                         Treasurer, Chief Financial Officer and
                                         Chief Accounting Officer

Steven Lowe                 52           Secretary

BIOGRAPHICAL INFORMATION

Set forth below is a brief description of the background and business experience of our officers and directors.

Since our inception on April 21, 2010, Lisa Ramakrishnan has been our President, Chief Executive Officer, Treasurer, Chief Financial Officer, Chief Accounting Officer and a member of our board of directors. Lisa has not been a member of the board of directors of any corporations during the last five years. She intends to devote approximately 50% of her business time to our affairs.

WORK HISTORY:
currently CEO of Sahira Pty Ltd (privately held Australian investment company)

October 2008 to May 2009
Consultant Radiologist Imaging Partners Online UK

January 2007 to March 2008
Consultant Radiologist Fremantle Hospital

January 2001- January 2007
WA Radiology registrar training program Sir Charles Gairdner Hospital

During the past five years, Dr. Ramakrishnan has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr. Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr. Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Since our inception on April 21, 2010, Steven Lowe has been our Secretary and a member of our board of directors. Mr. Lowe is a member of the board of directors of Receivable Acquisition Management Corporation (RCVA a publicly traded company). . He intends to devote approximately 10% of his business time to our affairs.

WORK HISTORY

1991-Present
Attorney and founder of Lowe Law

During the past five years, Mr. Lowe has not been the subject to any of the following events:

     1. Any bankruptcy petition filed by or against any business of which Dr. Ramakrishnan was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

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
     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Dr. Ramakrishnan's involvement in any type of business, securities or banking activities.
     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

TERM OF OFFICE

Our officers and directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

SIGNIFICANT EMPLOYEES

We have no significant employees other than our officers and directors. Moxisign plans to employ operational staff( mainly administrative personnel) only once we have been successful at tender as there is no certainty that we will obtain any part of the tender. Hence for the initial 12-24 month period of the tender we plan to have a supply agreement with our technology partner to provide fully formulated ARV's in order to fulfil the tender requirements , we would only therefore require a logistics company to do the distribution, which could be outsourced and minimal staffing and administrative personnel. We would be reliant on our technology partners commitment to proceed with the development of an API production facility.We would be looking for skills transfer from our technology partner in order to manage the facility initially until such time as local staff can be trained either locally or overseas with the aid of our technology partner.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our incorporation on April 21, 2010 to June 30, 2010 (our fiscal year end) and subsequent thereto to the date of this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                      Change in
                                                                                       Pension
                                                                                      Value and
                                                                     Non-Equity      Nonqualified
 Name and                                                            Incentive         Deferred
 Principal                                     Stock      Option        Plan         Compensation     All Other
 Position          Year   Salary($)  Bonus($) Awards($)  Awards($)  Compensation($)   Earnings($)   Compensation($)  Totals($)
 --------          ----   ---------  -------- ---------  ---------  ---------------   -----------   ---------------  ---------
Lisa Ramakrishnan  2010     None       None     None       None         None              None           None           None
President, CEO, CFO,
Treasurer, Chief
Accounting Officer,
and Director

Steven Lowe        2010     None       None     None       None         None              None           None           None
Secretary and
Director

STOCK OPTION GRANTS

We have not granted any stock options to our executive officer since our inception.

CONSULTING AGREEMENTS

We do not have an employment or consulting agreement with Lisa Ramakrishnan or Steven Lowe. We do not pay them for acting as a director or officer at this time.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group as at June 30, 2010 except as otherwise indicated, all shares are owned directly.

Title of        Name and address                      Amount of         Percent
 Class         of beneficial owner               beneficial ownership   of class
 -----         -------------------               --------------------   --------
Common      Lisa Ramakrishnan                          60,000,000         80.92%
Stock       President, Chief Executive Officer,
            Chief Financial, Officer, Treasurer,
            Chief Accounting Officer and sole
            Director
            17 Ouwingerd Road
            Capetown South Africa 7806

Common      All Officers and Directors as a            60,000,000         80.92%
Stock       group that consists of one person            shares

The percent of class is based on 74,150,000 shares of common stock issued and outstanding as of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Ramakrishnan purchased 60,000,000 shares of Vantage Health at a price of $0.001 per share on May 22, 2010. She currently owns 80.92% of the company's outstanding common stock. Dr. Ramkrishnan has loaned Vantage Health $30,000 that is non interest bearing and due upon demand (see Exhibit 10.1). Athena Capital, a shareholder of Vantage Health loaned the Company $3,500 that is non interest bearing and due upon demand (see Exhibit 10.2). None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

     * Any relative or spouse of any of the foregoing persons who has the same house as such person;
     * Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.

Although Moxisign (PTY) Ltd is a private (non-public) South African entity, it is the intention of management to treat all related party transactions as if Moxisign were a publicly reporting company. There are two reasons for this; (1) Moxisign's majority shareholder (Vantage Health) intends to become a publicly reporting company, and (2) since Moxisign intends to supply government, it needs to maintain tight fiscal discipline in terms of transparency and specifically, the avoidance of conflicts of interest. In respect of the latter, it is the policy of Moxisign to continue to independently audit its financial statements (as required by law in terms of consolidation under Vantage Health for US reporting purposes), and to have in place procedures to (a) review related party transactions prior to execution thereof, and (b) to have any reasonable and lawful related party transaction reviewed first by Moxisign's auditors. In the first instance, it is the policy of Moxisign to have its board of directors review and approve all related party transactions, regardless of size or nature. Once approved by the board of directors, the transaction in question will be put before the company's auditors and legal counsel for final approval, prior to execution. In the case of a related party transaction directly involving Vantage Health, the same procedures will apply, except that in this case, Vantage's US auditors and legal counsel will first be consulted for an opinion, prior to execution of the transaction in question.


TRANSACTIONS WITH PROMOTERS


Dr. Ramakrishnan would be considered as a promoter of the company. We know of no other person that would quality as a promotor of our company.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our Directors and Officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS


                   June 30, 2010 Audited Financial statements

     Report of Independent Registered Public Accounting Firm                 F-1

     Consolidated Balance Sheet as of June 30, 2010                          F-2

     Consolidated Statement of Operations for the Period from
     April 21, 2010 (Inception) to June 30, 2010                             F-3

     Consolidated Statement of Stockholders' Equity as of June 30, 2010      F-4

     Consolidated Statement of Cash Flows for the Period from
     April 21, 2010 (Inception) to June 30, 2010                             F-5

     Notes to Consolidated Financial Statements                              F-6

Unaudited Financial statements for the period from inception (April 21, 2010 to September 30, 2010


     Balance Sheet as of September 30  2010 (unaudited)                     F-11

     Statement of Operations for the three months ended September 30, 2010
     And the period from April 21,, 2010 (Date of Inception) to
      September 30, 2010 (unaudited)                                        F-12

     Statement of Stockholders' Equity as of September 30, 2010 (unaudited) F-13

     Statement of Cash Flows for the three months ended September 30, 2010
     And the period from April 21, 2010 (Date of Inception) to
     September 30, 2010 (unaudited)                                         F-14

     Notes to Financial Statements                                          F-15

Silberstein Ungar, PLLC CPAs and Business Advisors
--------------------------------------------------------------------------------
                                                            Phone (248) 203-0080
                                                              Fax (248) 281-0940
                                                30600 Telegraph Road, Suite 2175
                                                    Bingham Farms, MI 48025-4586
                                                                  www.sucpas.com


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vantage Health, Inc.
Cape Town, South Africa

To the Board of Directors
Vantage Health
Cape Town, South Africa

We have audited the accompanying consolidated balance sheet of Vantage Health and subsidiary as of June 30, 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 21, 2010 (date of inception) to June 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vantage Health and subsidiary, as of June 30, 2010 and the results of their operations and cash flows for the period from April 21, 2010 (date of inception) to June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the financial statements, certain errors related to misclassification of items and amounts in the financial statements as of June 30, 2010 were discovered by management in December, 2010 and the financial statements have been restated to correct the errors.

The accompanying consolidated financial statements have been prepared assuming that Vantage Health will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note 9. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Silberstein Ungar, PLLC
-----------------------------------
Silberstein Ungar, PLLC
Bingham Farms, Michigan
December 13, 2010

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2010

                                                                        2010
                                                                      ---------
                                     ASSETS

Current Assets
  Cash and equivalents                                                $ 121,034
  Prepaid expenses                                                       23,349
                                                                      ---------
Total Current Assets                                                    144,383
                                                                      ---------

TOTAL ASSETS                                                          $ 144,383
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable and accrued expenses                               $   6,928
                                                                      ---------
Long - Term Liabilities
  Shareholder loans                                                     134,199
                                                                      ---------

Total Liabilities                                                       141,127
                                                                      ---------
Stockholders' Equity
  Common Stock, $.001 par value, 250,000,000 shares
   authorized, 74,150,000 shares issued and outstanding                  74,150
  Additional paid-in capital                                             15,560
  Non-controlling interest                                                 (637)
  Deficit accumulated during the development stage                      (85,817)
                                                                      ---------
Total stockholders' equity                                                3,256
                                                                      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 144,383
                                                                      =========


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
        FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010

                                                                    Period from
                                                                  April 21, 2010
                                                                  (Inception) to
                                                                   June 30, 2010
                                                                   -------------

REVENUES                                                           $          0
                                                                   ------------
EXPENSES
  Professional fees                                                       6,832
  Office expenses                                                            63
  Travel and entertainment                                                  142
  Bank fees                                                                 227
                                                                   ------------
TOTAL OPERATING EXPENSES                                                  7,264
                                                                   ------------

LOSS FROM OPERATIONS                                                     (7,264)

OTHER INCOME (EXPENSE)
  Currency exchange gain                                                  6,010
                                                                   ------------
TOTAL OTHER INCOME (EXPENSE)                                              6,010

LESS: LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST                         637
                                                                   ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                     (617)

PROVISION FOR INCOME TAXES                                                    0
                                                                   ------------

NET LOSS                                                           $       (617)
                                                                   ============

BASIC AND DILUTED LOSS PER SHARE                                   $      (0.00)
                                                                   ============

WEIGHTED AVERAGE COMMON SHARES OUTSANDING: BASIC AND DILUTED         36,777,641
                                                                   ============


                 See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
        FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010

                                                                                       Deficit
                                                                                     Accumulated
                                        Common Stock      Additional      Non-        During the
                                    -------------------    Paid in     Controlling   Development
                                    Shares       Amount    Capital      Interest        Stage        Total
                                    ------       ------    -------      --------        -----        -----
Inception, April 21, 2010                 0     $     0    $     0       $    0       $      0     $      0

Shares issued to founder
 for cash                        60,000,000      60,000         --           --             --       60,000

Shares issued for cash at
 $0.0015 per share                3,712,500       3,713      1,856           --             --        5,569

Shares issued for cash at
 $0.002 per share                 5,000,000       5,000      5,000           --             --       10,000

Shares issued for cash at
 $0.0025 per share                3,700,000       3,700      5,550           --             --        9,250

Shares issued for cash at
 $0.00275 per share               1,287,500       1,287      2,254           --             --        3,541

Shares issued for cash at
 $0.003 per share                   450,000         450        900           --             --        1,350

Deemed dividend created by
 acquisition of 51% of entity
 under common control                    --          --         --           --        (85,200)     (85,200)

Net loss, non-controlling
 interest and cumulative
 translation adjustment for the
 period ended June 30, 2010              --          --         --         (637)          (617)      (1,254)
                                 ----------     -------    -------       ------       --------     --------

Balance, June 30, 2010           74,150,000     $74,150    $15,560       $ (637)      $(85,817)    $  3,256
                                 ==========     =======    =======       ======       ========     ========


                See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
        FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO JUNE 30, 2010

                                                                    Period from
                                                                  April 21, 2010
                                                                  (Inception) to
                                                                   June 30, 2010
                                                                   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                           $    (617)
  Adjustments to Reconcile Net Loss to Net
   Cash Used in Operating Activities:
     Loss attributable to non-controlling interest                       (637)
  Changes in assets and liabilities:
     (Increase) in prepaid expenses                                   (23,349)
     Increase in accounts payable and accrued expenses                  6,928
                                                                    ---------
CASH FLOWS USED BY OPERATING ACTIVITIES                               (17,675)
                                                                    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisition of 51% interest in Moxisign                (3,643)
                                                                    ---------
CASH FLOWS USED BY INVESTING ACTIVITIES                                (3,643)
                                                                    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sales of common stock                                  89,710
  Proceeds from note payable - related party                           52,642
                                                                    ---------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                           142,352
                                                                    ---------

NET INCREASE IN CASH                                                  121,034
Cash, beginning of period                                                   0
                                                                    ---------

Cash, end of period                                                 $ 121,034
                                                                    =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                            $       0
                                                                    =========
  Cash paid for income taxes                                        $       0
                                                                    =========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
  Deemed dividend related to acquisition of subsidiary              $  85,200
                                                                    =========


                See accompanying notes to financial statements.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business
Vantage Health ("Vantage Health" and the "Company") is a development stage company and was incorporated in Nevada on April 21, 2010.

The Company intends to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Anti-retrovirals ("ARVs") in South Africa and potentially other African countries. The company intends to build an Antiretroviral Active Pharmaceutical Ingredient (API) manufacturing plant in South Africa in order to supply the growing demand in the fight against HIV/AIDS.

Development Stage Company
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Basis of Presentation
The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company has adopted a June 30 fiscal year end.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents
Vantage Health considers all highly liquid investments with maturities of three months or less to be cash equivalents. At June 30, 2010, the Company had $121,034 of cash.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of June 30, 2010.

Foreign Currency Translation
The functional currency of the Company is the United States Dollar. The financial statements of the Company's South African subsidiary are translated to U.S. dollars using the period exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurs. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and changes in stockholders' equity as other comprehensive income (loss).

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

The amount recorded as prepaid expense at June 30, 2010 is for consulting services to be used over the next twelve months. Prepaid expenses were $23,349 as of June 30, 2010.

NOTE 3 - SHAREHOLDER LOANS

During the period ended June 30, 2010 the company received loans from two shareholders for $100,699, $30,000 and $3,500. The loans are non-interest bearing, unsecured and are due on July 13, 2013. The total amount due to shareholders was $134,199 as of June 30, 2010.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010


NOTE 4 - COMMON STOCK

The Company has 250,000,000 shares of $0.001 par value common stock.

During the period ended June 30, 2010 the Company issued 74,150,000 shares of common stock ranging from $0.001 to $0.003 per share. Vantage received total proceeds of $89,710.

There are 74,150,000 shares issued and outstanding as of June 30, 2010.

NOTE 5 - STOCK WARRANTS

The Company issued 7,859,375 stock warrants in connection with the issuance of common stock. The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and as such, will be classified in stockholders' equity as they meet the definition of "...indexed to the issuer's stock" in EITF 01-06 (ASC 815-40) The Meaning of Indexed to a Company's Own Stock. The Company has estimated the fair value of the warrants issued in connection with the private placement at $13 as of the grant dates using the Black-Scholes option pricing model. Each common stock purchase warrant has an exercise price of $3.00 and will expire 36 months from the effective date of the S-1. The Company has the right to call the common stock purchase warrants within ten days written notice if the Company's common stock is trading at or above $3.00 per share and has average daily trading volume of 200,000 shares of twenty consecutive days. No adjustment was made to the financial statements due to materiality.

Key assumptions used by the Company are summarized as follows:

     Stock price                                                  $0.00275
     Exercise price                                               $3.00
     Expected volatility                                            105%
     Expected dividend yield                                       0.00%
     Risk-free rate over the estimated expected
      life of the warrants                                         0.84%
     Expected term (in years)                                         3

A Stock Price of $0.00275 was used in valuing the warrants. The stock price was based on the per share issuance price from recent unrelated third party private placements. Volatility was computed based on the average volatility of similar companies in the healthcare business.

NOTE 6 - NON-CONTROLLING INTEREST

On June 14, 2010, Vantage acquired 51% of Moxisign, an entity under common control, for cash totaling $3,643. For purposes of these financial statements, the subsidiary has been consolidated via the acquisition method. We have recorded a deemed dividend of $85,200 since the book value of Moxisign's liabilities exceeded the book value of its assets. The assets and liabilities of Moxisign have been recorded at amounts equal to the carrying value on Moxisign's books as per ASC 805-020. At the acquisition date, Moxisign had current assets of $27,751, current liabilities of $1,928 and long-term liabilities of $102,669.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010


NOTE 7 - INCOME TAXES

For the period ended June 30, 2010, Vantage Health has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $617 at June 30, 2010, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following:

                                                                    2010
                                                                   -------
     Refundable Federal income tax attributable to:
       Current Operations                                          $   210
       Less: valuation allowance                                      (210)
                                                                   -------
     Net provision for Federal income taxes                        $     0
                                                                   =======

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

                                                                    2010
                                                                   -------
     Deferred tax asset attributable to:
       Net operating loss carryover                                $   210
       Valuation allowance                                            (210)
                                                                   -------
           Net deferred tax asset                                  $     0
                                                                   =======

NOTE 8 - COMMITMENTS

Vantage Health neither owns nor leases any real or personal property. An officer has provided office services without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 9 - LIQUIDITY AND GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 10 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date on which the financial statements were submitted to the Securities and Exchange Commission and has determined it does not have any material subsequent events to disclose.

                              VANTAGE HEALTH, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2010


NOTE 11 - CORRECTION OF ERRORS

In December 2010, management discovered errors in the certain of the financial statements. Revisions have been made, as follows:

                                                     Previous            Revised          Difference
                                                     --------            -------          ----------
BALANCE SHEET
Cumulative translation adjustment                    $  6,010           $     --           $  6,010
Deficit accumulated during the development
 stage                                                (91,827)           (85,817)            (6,010)

                                                     Previous            Revised          Difference
                                                     --------            -------          ----------
STATEMENT OF OPERATIONS
Exchange rate gain                                   $     --           $  6,010           $  6,010
Net Loss                                               (6,127)              (617)            (6,010)

                                                     Previous            Revised          Difference
                                                     --------            -------          ----------
STATEMENT OF STOCKHOLDERS' EQUITY
Cumulative Translation Adjustment                    $  6,010           $     --           $  6,010
Deficit Accumulated During the Development
  Stage                                               (91,827)           (85,817)            (6,010)

                                                     Previous            Revised          Difference
                                                     --------            -------          ----------
STATEMENT OF CASH FLOWS
Cash Flows Used by Operating Activities              $(23,685)          $(17,675)          $  6,010
Cumulative translation adjustment                       6,010                  0              6,010
Cash Flows Provided by Investing Activities             2,367             (3,643)             2,367

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                          CONSOLIDATED BALANCE SHEETS
                    AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND
                JUNE 30, 2010 (DERIVED FROM AUDITED STATEMENTS)

                                                                                           June 30, 2010
                                                                                           (Derived from
                                                                       September 30,          audited
                                                                           2010              statements)
                                                                         ---------           -----------
                                                                        (Unaudited)
ASSETS

Current Assets
  Cash and equivalents                                                   $  29,348           $ 121,034
  Prepaid expenses                                                          21,506              23,349
                                                                         ---------           ---------
Total Current Assets                                                        50,854             144,383
                                                                         ---------           ---------

TOTAL ASSETS                                                             $  50,854           $ 144,383
                                                                         =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses                                    $     984           $   6,928

Long - Term Liabilities
  Shareholder loans                                                        157,187             134,199
                                                                         ---------           ---------

Total Liabilities                                                          158,171             141,127
                                                                         ---------           ---------
Stockholders' Equity (Deficit)
  Common Stock, $.001 par value, 250,000,000 shares authorized,
   74,150,000 shares issued and outstanding                                 74,150              74,150
  Additional paid-in capital                                                15,560              15,560
  Non-controlling interest                                                 (41,551)               (637)
  Deficit accumulated during the development stage                        (155,476)            (85,817)
                                                                         ---------           ---------
Total stockholders' equity (deficit)                                      (107,317)              3,256
                                                                         ---------           ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                     $  50,854           $ 144,383
                                                                         =========           =========


                See accompanying notes to financial statements.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
      FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

                                                                                              Period from
                                                                      For the Three          April 21, 2010
                                                                      Months Ended           (Inception) to
                                                                      September 30,          September 30,
                                                                          2010                   2010
                                                                      ------------           ------------
                                                                       (Unaudited)             (Unaudited)
REVENUES                                                              $          0                      0
                                                                      ------------           ------------
EXPENSES
  Professional fees                                                          8,219                 15,051
  Office expenses                                                            1,407                  1,470
  Consulting                                                                71,367                 71,367
  Travel and entertainment                                                  17,813                 17,955
  Bank fees                                                                    400                    627
                                                                      ------------           ------------
TOTAL OPERATING EXPENSES                                                    99,206                106,470
                                                                      ------------           ------------

LOSS FROM OPERATIONS                                                       (99,206)              (106,470)

OTHER INCOME (EXPENSE)
  Exchange rate gain (loss)                                                (11,428)                (5,418)
  Interest income                                                               61                     61
                                                                      ------------           ------------
TOTAL OTHER INCOME (EXPENSE)                                               (11,367)                (5,357)
                                                                      ------------           ------------

LOSS BEFORE NON-CONTROLLING INTEREST                                      (110,573)              (111,827)

LESS: LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST                         40,914                 41,551
                                                                      ------------           ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                     (69,659)               (70,276)

PROVISION FOR INCOME TAXES                                                       0                      0
                                                                      ------------           ------------

NET LOSS                                                              $    (69,659)          $    (70,276)
                                                                      ============           ============

BASIC AND DILUTED LOSS PER SHARE                                      $      (0.00)
                                                                      ============

WEIGHTED AVERAGE COMMON SHARES OUTSANDING: BASIC AND DILUTED            74,150,000
                                                                      ============


                See accompanying notes to financial statements.

                                 VANTAGE HEALTH
                         (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

                                                                                       Deficit
                                                                                     Accumulated
                                        Common Stock      Additional      Non-        During the
                                    -------------------    Paid in     Controlling   Development
                                    Shares       Amount    Capital      Interest        Stage        Total
                                    ------       ------    -------      --------        -----        -----
Inception, April 21, 2010                0     $     0    $     0      $      0      $       0     $       0

Shares issued to founder
 for cash                       60,000,000      60,000         --            --             --        60,000

Shares issued for cash at
 $0.0015 per share               3,712,500       3,713      1,856            --             --         5,569

Shares issued for cash at        5,000,000       5,000      5,000            --             --        10,000
 $0.002 per share

Shares issued for cash at
 $0.0025 per share               3,700,000       3,700      5,550            --             --         9,250

Shares issued for cash at
 $0.00275 per share              1,287,500       1,287      2,254            --             --         3,541

Shares issued for cash at
 $0.003 per share                  450,000         450        900            --             --         1,350

Deemed dividend created by
 acquisition of 51% of
 entity under common control            --          --         --            --        (85,200)      (85,200)

Net loss for the period
ended June 30, 2010                     --          --         --          (637)          (617)       (1,254)
                                ----------     -------    -------      --------      ---------     ---------

Balance, June 30, 2010          74,150,000      74,150     15,560       (85,817)         3,256
                                                                                                        (637)

Net loss for the period
 ended September 30, 2010               --          --         --       (40,914)       (69,659)     (110,573)
                                ----------     -------    -------      --------      ---------     ---------

Balance, September 30, 2010     74,150,000     $74,150    $15,560      $(41,551)     $(155,476)    $(107,317)
                                ==========     =======    =======      ========      =========     =========


                See accompanying notes to financial statements.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010
      FOR THE PERIOD FROM APRIL 21, 2010 (INCEPTION) TO SEPTEMBER 30, 2010

                                                                                           Period from
                                                                      For the Three       April 21, 2010
                                                                      Months Ended        (Inception) to
                                                                      September 30,        September 30,
                                                                          2010                 2010
                                                                       ----------           ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                              $  (69,659)          $  (70,276)
  Adjustments to Reconcile Net Loss to Net Cash
   Used in Operating Activities:
     Loss attributable to non-controlling interest                        (40,914)             (41,551)
  Changes in assets and liabilities:
     (Increase) decrease in prepaid expenses                                1,843              (21,506)
     Increase (decrease) in accounts payable and accrued expenses          (5,944)                 984
                                                                       ----------           ----------
CASH FLOWS USED BY OPERATING ACTIVITIES                                  (114,674)            (132,349)
                                                                       ----------           ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for acquisition of 51% interest in Moxisign                         0               (3,643)
                                                                       ----------           ----------
CASH FLOWS USED BY INVESTING ACTIVITIES                                         0               (3,643)
                                                                       ----------           ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sales of common stock                                           0               89,710
  Proceeds from note payable - related party                               22,988               75,630
                                                                       ----------           ----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                22,988              165,340
                                                                       ----------           ----------

NET INCREASE (DECREASE) IN CASH                                           (91,686)              29,348
Cash, beginning of period                                                 121,034                    0
                                                                       ----------           ----------

Cash, end of period                                                    $   29,348           $   29,348
                                                                       ==========           ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                               $        0           $        0
                                                                       ==========           ==========
  Cash paid for income taxes                                           $        0           $        0
                                                                       ==========           ==========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:
  Deemed dividend related to acquisition of subsidiary                 $        0           $   85,200
                                                                       ==========           ==========


                See accompanying notes to financial statements.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2010

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business
Vantage Health ("Vantage Health" and the "Company") is a development stage company and was incorporated in Nevada on April 21, 2010.

The Company intends to build and operate an Active Pharmaceutical Ingredients ("APIs") manufacturing plant alongside a formulation and packaging plant in South Africa to meet the growing market needs for Anti-retrovirals ("ARVs") in South Africa and potentially other African countries. The company intends to build an Antiretroviral Active Pharmaceutical Ingredient (API) manufacturing plant in South Africa in order to supply the growing demand in the fight against HIV/AIDS.

Development Stage Company
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Basis of Presentation
The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Form S-1/A filed with the SEC as of and for the period ended June 30, 2010. In the opinion of management, all adjustments necessary in order for the financial statements to be not misleading have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results expected for the full year. The Company has selected a June 30 year end.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents
Vantage Health considers all highly liquid investments with maturities of three months or less to be cash equivalents. At September 30, 2010 and June 30, 2010, the Company had $29,348 and $121,034 of cash respectively.

Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses and shareholder loans. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2010

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of September 30, 2010.

Foreign Currency Translation
The functional currency of the Company is the United States Dollar. The financial statements of the Company's South African subsidiary are translated to U.S. dollars using the period exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurs. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and changes in stockholders' equity as other comprehensive income (loss).

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123 and 123 (R) (ASC 718). To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

The amount recorded as prepaid expense at September 30, 2010 and June 30, 2010 is for consulting services to be used over the next twelve months. Prepaid expenses were $21,506 and $23,349 as of September 30, 2010 and June 30, 2010, respectively.

NOTE 3 - SHAREHOLDER LOANS

During the period ended June 30, 2010 the company received loans from two shareholders for $100,699, $30,000 and $3,500. The loans are non-interest bearing, unsecured and are due on July 13, 2013. And additional $22,988 was loaned during the three months ended September 30, 2010. The total amount due to shareholders was $157,187 and $134,199 as of September 30, 2010 and June 30, 2010, respectively.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2010


NOTE 4 - COMMON STOCK

The Company has 250,000,000 shares of $0.001 par value common stock.

During the period ended June 30, 2010 the Company issued 74,150,000 shares of common stock ranging from $0.001 to $0.003 per share. Vantage received total proceeds of $89,710.

There are 74,150,000 shares issued and outstanding as of September 30, 2010.

NOTE 5 - STOCK WARRANTS

The Company issued 7,859,375 stock warrants in connection with the issuance of common stock. The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and as such, will be classified in stockholders' equity as they meet the definition of "...indexed to the issuer's stock" in EITF 01-06 (ASC 815-40) The Meaning of Indexed to a Company's Own Stock. The Company has estimated the fair value of the warrants issued in connection with the private placement at $13 as of the grant dates using the Black-Scholes option pricing model. Each common stock purchase warrant has an exercise price of $3.00 and will expire 36 months from the effective date of the S-1. The Company has the right to call the common stock purchase warrants within ten days written notice if the Company's common stock is trading at or above $3.00 per share and has average daily trading volume of 200,000 shares of twenty consecutive days. No adjustment was made to the financial statements due to materiality. Key assumptions used by the Company are summarized as follows:

     Stock price                                                  $0.00275
     Exercise price                                               $3.00
     Expected volatility                                            105%
     Expected dividend yield                                       0.00%
     Risk-free rate over the estimated expected
      life of the warrants                                         0.84%
     Expected term (in years)                                         3

A Stock Price of $0.00275 was used in valuing the warrants. The stock price was based on the per share issuance price from recent unrelated third party private placements. Volatility was computed based on the average volatility of similar companies in the healthcare business.

NOTE 6 - NON-CONTROLLING INTEREST

On June 14, 2010, Vantage acquired 51% of an entity under common control for cash totaling $3,643. For purposes of these financial statements, the subsidiary has been consolidated via the acquisition method. We have recorded a deemed dividend of $85,200 since the book value of Moxisign's liabilities exceeded the book value of its assets. The assets and liabilities of Moxisign have been recorded at amounts equal to the carrying value on Moxisign's books as per ASC 805-020. . At the acquisition date, Moxisign had current assets of $27,751, current liabilities of $1,928 and long-term liabilities of $102,669.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2010


NOTE 7 - INCOME TAXES

For the period ended September 30, 2010, Vantage Health has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $65,000 at September 30, 2010, and will expire beginning in the year 2030. The provision for Federal income tax consists of the following:

                                              September 30,         June 30,
                                                  2010               2010
                                                --------           --------
Federal income tax attributable to:
  Current Operations                            $ 23,684           $    210
  Less: valuation allowance                      (23,684)              (210)
                                                --------           --------
      Net provision for Federal income taxes    $      0           $      0
                                                ========           ========

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

                                                  2010               2010
                                                --------           --------

Deferred tax asset attributable to:
  Net operating loss carryover                  $ 23,894           $    210
  Valuation allowance                            (23,894)              (210)
                                                --------           --------
      Net deferred tax asset                    $      0           $      0
                                                ========           ========

NOTE 8 - COMMITMENTS

Vantage Health neither owns nor leases any real or personal property. An officer has provided office services without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 9 - LIQUIDITY AND GOING CONCERN

The Company has limited working capital, has incurred losses since inception, and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vantage Health to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

NOTE 10 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 9, 2010, the date on which the financial statements were issued, and has determined it does not have any material subsequent events to disclose.

                                 VANTAGE HEALTH
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2010


NOTE 11 - CORRECTION OF ERRORS

In December 2010, management discovered errors in the certain of the financial statements. Revisions have been made to the September 30, 2010 financial statements, as follows:

Balance Sheet, September 30, 2010

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Cumulative translation adjustment                                  $  (5,418)          $      --           $   5,418
Deficit accumulated during the development
 stage                                                              (150,058)           (155,476)             (5,418)

Statement of Operations, three months ended September 30, 2010

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Exchange rate gain (loss)                                          $      --           $ (11,428)          $ (11,428)
Total Other Income (Loss)                                                 61             (11,367)            (11,428)
Net Loss                                                             (58,231)            (69,659)            (11,428)

Statement of Operations, Inception to September 30, 2010

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Exchange rate gain (loss)                                          $      --           $  (5,418)          $  (5,418)
Total Other Income (Loss)                                                 61              (5,357)             (5,418)
Net Loss                                                            (106,409)           (111,827)             (5,418)

Statement of Stockholders' Equity

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Cumulative Translation Adjustment                                  $  (5,418)          $      --           $   5,418
Deficit Accumulated During the Development
  Stage                                                             (150,058)           (155,476)             (5,418)

Statement of Cash Flows, three months ended September 30, 2010

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Cash Flows Used by Operating Activities                            $(103,246)          $(114,674)          $ (11,428)
Cumulative translation adjustment                                    (11,428)                  0              11,428
Cash Flows Used in Investing Activities                              (11,428)                  0              11,428

Statement of Cash Flows, Inception to September 30, 2010

                                                                    Previous            Revised           Difference
                                                                    --------            -------           ----------
Cash Flows Used by Operating Activities                            $(126,931)          $(132,349)          $  (5,418)
Cumulative Translation Adjustment                                     (5,418)                 --               5,418
Cash Flows Used in Investing Activities                               (9,061)             (3,643)              5,418

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

     Securities and Exchange Commission registration fee       $     3.03
     Transfer Agent Fees                                       $ 3,000.00
     Accounting fees and expenses                              $ 5,000.00
     Legal fees and expenses                                   $ 4,500.00
     Edgar filing fees                                         $   750.00
                                                               ----------
     Total                                                     $13,253.03
                                                               ==========

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or other costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our sole officer and director is indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our articles of incorporation. Excepted from that immunity are:

     (1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

     (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

     (3) a transaction from which the director derived an improper personal profit; and

     (4)  willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

     (1)  such indemnification is expressly required to be made by law;

     (2)  the proceeding was authorized by our Board of Directors;

     (3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

     (4)  such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

RECENT SALES OF UNREGISTERED SECURITIES

We issued 60,000,000 shares of our common stock to Lisa Ramakrishnan on May 22, 2010. Dr. Ramakrishnan is our President, Chief Executive Officer, Treasurer and a director. She acquired these 60,000,000 shares at a price of $0.001 per share for total proceeds to us of $60,000.00. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933 (the "Securities Act").

In connection with this issuance, Dr. Ramakrishnan was provided with access to all material aspects of the company, including the business, management, offering details, risk factors and financial statements.

She also represented to us that she was acquiring the shares as principal for her own account with investment intent. She also represented that she was sophisticated, having prior investment experience and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed decision. This issuance of securities was not accompanied by general advertisement or general solicitation. The shares were issued with a Rule 144 restrictive legend.

We completed an offering of 3,712,500 shares of our common stock at a price of $0.0015 per share to Athena Capital on May 28, 2010 for a total proceeds of $5,568.75. We completed this offering pursuant to Regulation S of the Securities Act

We completed an offering of 5,000,000 shares of our common stock at a price of $0.002 per share to the to following three parties on June 20, 2010 for a total proceeds of $10,000. We completed this offering pursuant to Regulation S of the Securities Act.

         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
     Robin Phillips                                      1,000,000
     Berkshire Int'l Finance *1                          3,500,000
     Fillmore East Food & Bev *1                           500,000

We completed an offering of 3,700,000 shares of our common stock at a price of $0.0025 per share to the following 19 parties on June 25, 2010 for a total proceeds of $9,125. We completed this offering pursuant to Regulation S of the Securities Act.

         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      Fillmore East Food & Bev *1                       2,500,000
      Julius R. Luthy                                     100,000
      Julius Luthy                                        100,000
      Thomas Mani                                         100,000
      Donald N Schnyder                                   100,000
      Heinz D. Zimmer                                     100,000
      Thor Enterprise International                        50,000
      Mark Murphy                                          50,000
      Carmela Smedsrud                                     50,000
      Kelly Paolini                                        50,000

      Shelby Aldous                                        50,000
      Erin Murphy                                          50,000
      Torey Gault                                          50,000
      Claudia DiNatale                                     50,000
      Maria DiNatale                                       50,000
      Dennis Mendoza                                       50,000
      Vannarith Mak                                        50,000
      James Walls                                          50,000
      Andre Mailloux                                      100,000

We completed an offering of 1,287,500 shares of our common stock at a price of $0.00275 per share to the following two parties on June 26, 2010 for a total proceeds of $3,540. We completed this offering pursuant to Regulation D of the Securities Act.

         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      HealthInvest Partners LLC *1                        500,000
      Indus Consulting Inc. *1                            787,500

We completed an offering of 450,000 shares of our common stock at a price of $0.003 per share to the following seven parties on June 28, 2010 for a total proceeds of $1,350. We completed this offering pursuant to Regulation D of the Securities Act.

         Name of Subscriber                          Number of Shares
         ------------------                          ----------------
      Orly G. Leif                                         50,000
      Randy Leif                                           50,000
      Anna Castoro                                         50,000
      Michael Castoro                                      50,000
      Steven Figliolini                                    50,000
      Gold Coast Environmental *1                         100,000
      Catherine A. Huard                                  100,000

1 - Voting or Investment Control for the above corps are in the names of the following individuals:

     1) Athena Capital Ltd.:                           Jonathan Rosen
     2) Berkshire International Finance, Inc.:         John Figliolini
     3) Fillmore East Food & Beverage, Inc.:           Claudia DiNatale
     4) Thor Enterprise International, Inc.:           Demitry Kambolin
     5) HealthInvest Partners LLC.:                    Mustafa Khan
     6) Indus Consulting Inc.:                         Mehtab Sultana
     7) Gold Coast Environmental Solutions, Inc.:      Catherine Huard

REGULATION S COMPLIANCE

Each offer or sale was made in an offshore transaction;

We did not make any directed selling efforts in the United States. We also did not engage any distributors, any respective affiliates, nor any other person on our behalf to make directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act of 1933;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act of 1933; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration.

REGULATION D COMPLIANCE

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 504 promulgated thereunder. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

EXHIBITS


     Exhibit
     Number                        Description
     ------                        -----------

      3.1      Articles of Incorporation *
      3.2      By-Laws *
      5.1      Legal opinion of Scott P. Doney *
      10.1     Loan Agreement Lisa Ramakrishnan to Vantage Health *
      10.2     Loan Agreement Athena Capital to Vantage Heath *
      10.3     Supply Agreement Amol *
      10.4     Consulting Agreement Salim Essa *
      10.5     Auditor Good Standing Letter *
      10.6     Share Certificate Hestifor (Pty) Ltd
      10.7     Issuance Letter from Rischard Cassim
      23.1     Consent of Silberstein Ungar, PLLC.

----------
* Previously filed


THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

5. Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Carson City, State of Nevada, on January 18, 2011.


                                        Vantage Health


                                        By: /s/ Lisa Ramakrishnan
                                           -------------------------------------
                                           Lisa Ramakrishnan
                                           President, Chief Executive Officer,
                                           Treasurer, Chief Accounting Officer,
                                           Chief Financial Officer and Director


                                       By: /s/ Steven Lowe
                                           -------------------------------------
                                           Steven Lowe
                                           Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


     Signature                                  Capacity in Which Signed               Date
     ---------                                  ------------------------               ----

/s/ Lisa Ramakrishnan                      President, Chief Executive            January 18, 2011
------------------------------------       Officer, Treasurer,
Lisa Ramakrishnan                          Chief Accounting Officer,
                                           Chief Financial Officer
                                           and Director


/s/ Steven Lowe                            Secretary and Director                January 18, 2011
------------------------------------
Steven Lowe